Exhibit 2.1

PURCHASE AND SALE AGREEMENT

between

GASTAR EXPLORATION USA, INC.

as Seller

and

NEWFIELD EXPLORATION MID-CONTINENT INC.

as Buyer

dated

July 2, 2013

i

5.3	No Conflicts	8
5.4	Consents	8
5.5	Bankruptcy	8
5.6	Foreign Person	8
5.7	Litigation	8
5.8	Offset Material Contracts	8
5.9	No Violation of Laws	9
5.10	Preferential Purchase Rights	9
5.11	Financing	10
5.12	Regulatory	10
5.13	Independent Evaluation	10
5.14	Brokers’ Fees	10
5.15	Accredited Investor	10

ARTICLE VI
CERTAIN AGREEMENTS

6.1	Record Retention	10
6.2	Pooling Application/Pooling Order/Well Proposals	11
6.3	Notifications	11
6.4	Provision of Well Information	11
6.5	Area of Mutual Interest	12
6.6	Non-Competition Area	13
6.7	Post-Execution Date Costs and Expenses	14
6.8	Gastar’s Rights Under Other Agreement	14

ARTICLE VII
NEWFIELD’S CONDITIONS TO CLOSING

7.1	Representations	15
7.2	Performance	15
7.3	No Legal Proceedings	15
7.4	Title Defects	15
7.5	Closing Deliverables	15

ARTICLE VIII
GASTAR’S CONDITIONS TO CLOSING

8.1	Representations	15
8.2	Performance	16
8.3	No Legal Proceedings	16
8.4	Title Defects	16
8.5	Closing Deliverables	16

ARTICLE IX
CLOSING

9.1	Date of Closing	16
9.2	Place of Closing	16
9.3	Closing Obligations	16
9.4	Records	17

ARTICLE X
ACCESS/DISCLAIMERS

10.1	Access	18
10.2	Confidentiality	19
10.3	Disclaimers	19

ARTICLE XI
TITLE MATTERS; TRANSFER RESTRICTIONS

11.1	Gastar’s Title	21
11.2	Notice of Title Defects; Defect Adjustments	21
11.3	Preferential Purchase Rights and Consents to Assign	26
11.4	Newfield’s Title	27

ARTICLE XII
ASSUMPTION; INDEMNIFICATION; SURVIVAL

12.1	Assumption by Newfield	27
12.2	Assumption by Gastar	28
12.3	Indemnities of Gastar	28
12.4	Indemnities of Newfield	28
12.5	Limitation on Liability	29
12.6	Express Negligence	30
12.7	Exclusive Remedy	30
12.8	Indemnification Procedures	31
12.9	Survival	32
12.10	Waiver of Right to Rescission	33
12.11	Insurance, Taxes	33
12.12	Non-Compensatory Damages	33
12.13	Disclaimer of Application of Anti-Indemnity Statutes	33

ARTICLE XIII
TERMINATION, DEFAULT AND REMEDIES

13.1	Right of Termination	34
13.2	Effect of Termination	34
13.3	Return of Documentation and Confidentiality	34

ARTICLE XIV
MISCELLANEOUS

14.1	Appendices, Exhibits and Schedules	35
14.2	Expenses and Taxes	35
14.3	Assignment	36
14.4	Preparation of Agreement	36
14.5	Publicity	36

14.6	Notices	37
14.7	Further Cooperation	37
14.8	Filings, Notices and Certain Governmental Approvals	38
14.9	Entire Agreement; Conflicts	38
14.10	Parties in Interest	38
14.11	Amendment	39
14.12	Waiver; Rights Cumulative	39
14.13	Governing Law; Jurisdiction	39
14.14	Severability	40
14.15	NORM, Asbestos, Wastes and Other Substances	40
14.16	Counterparts	40

LIST OF EXHIBITS AND SCHEDULES

Appendix A	—	Defined Terms

Exhibit A	—	Leases
Exhibit A-1	—	Net Acres
Exhibit A-2	—	AMI Assets
Exhibit B	—	Form of Assignment and Bill of Sale
Exhibit C	—	Offset Leases
Exhibit C-1	—	Offset Net Acres
Exhibit D	—	Form of Offset Assignment and Bill of Sale
Exhibit E	—	Newfield’s Title
Exhibit F	—	Excluded Assets
Exhibit F-1	—	Offset Excluded Assets
Exhibit G	—	Specified Leases
Exhibit H	—	Specified Wells
Exhibit I	—	Newfield Applicable Territory
Exhibit J	—	Gastar Applicable Territory
Exhibit K	—	AMI
Exhibit L	—	Certain Near Term Expiration Leases
Schedule 3.1	—	Designated Account

Schedule 4.4	—	Consents
Schedule 4.7	—	Litigation
Schedule 4.8	—	Material Contracts
Schedule 4.9	—	Violation of Laws
Schedule 4.10	—	Preferential Purchase Rights
Schedule 5.4	—	Offset Consents
Schedule 5.7	—	Litigation
Schedule 5.8	—	Offset Material Contracts
Schedule 5.9	—	Violation of Laws
Schedule 5.10	—	Offset Preferential Purchase Rights
Schedule 6.7(a)	—	Post-Execution Date Costs and Expenses
Schedule 6.7(b)	—	Post-Execution Date Costs and Expenses

v

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed as of this 2nd day of July, 2013 (the “Execution Date”), and is between Gastar Exploration USA, Inc., a Delaware corporation (“Gastar”) and Newfield Exploration Mid-Continent Inc., a Delaware corporation (“Newfield”). Gastar and Newfield are each referred to as a “Party” and collectively referred to as the “Parties.”

RECITALS

Gastar desires to sell and assign, and Newfield desires to purchase and pay for, all of Gastar’s right, title and interest in and to the Assets (as defined hereinafter) effective as of the Effective Time (as defined hereinafter). Newfield desires to sell and assign, and Gastar desires to purchase and pay for through a downward adjustment to the Purchase Price (as defined hereinafter), all of Newfield’s right, title and interest in and to the Offset Assets (as defined hereinafter) effective as of the Effective Time.

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Gastar and Newfield agree as follows:

DEFINITIONS AND INTERPRETATION

Defined Terms. Capitalized terms used herein shall have the meanings set forth in Appendix A, unless the context otherwise requires.

References and Rules of Construction. All references in this Agreement to Appendices, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Appendices, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to Article, Section or subsection hereof in which such words occur. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” All references to “$” or “dollars” shall be deemed references to United States Dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the date of this Agreement. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Appendices, Exhibits and Schedules referred to herein are attached hereto and by this reference incorporated herein for all purposes.

PURCHASE AND SALE

Purchase and Sale. Subject to the terms and conditions of this Agreement, Gastar agrees to sell, and Newfield agrees to purchase and pay for, all of Gastar’s right, title and interest in and to the assets described in Section 2.1(a) through Section 2.1(d)) below (such assets, less and except the Excluded Assets, collectively, the “Assets”):

the oil and gas leases of Gastar in Canadian and Kingfisher Counties, Oklahoma set forth in Exhibit A, together with any and all other right, title and interest of Gastar in and to the leasehold estates created thereby, subject to the terms, conditions, covenants, obligations, reservations and depth restrictions set forth in such leases and/or Exhibit A (such interest in such leases, the “Leases”) and the oil and gas leases set forth on Exhibit L;

all rights and interests in, under or derived from all unitization and pooling agreements in effect with respect to any of the Leases and the units created thereby (the “Units”);

to the extent that they may be assigned, all Applicable Contracts and all rights thereunder (excepting those Material Contracts constituting Excluded Assets); and

all of the files, records, information and data, whether written or electronically stored, primarily relating to the Assets described in clauses (a) through (c) above and in Gastar’s or its Affiliates’ possession, or in which Gastar or its Affiliates’ have the right of possession, including: (i) land and title records (including abstracts of title, title opinions and title curative documents); (ii) Applicable Contract files; and (iii) correspondence (collectively, “Records”).

Excluded Assets. Gastar shall reserve and retain all of the Excluded Assets, together with any and all Liabilities associated therewith or arising therefrom.

Exchange of Assets for Offset Assets. Subject to the terms and conditions of this Agreement, Newfield agrees to sell, and Gastar agrees to purchase and pay for through a downward adjustment to the Purchase Price, all of Newfield’s right, title and interest in and to the Offset Assets effective as of the Effective Time.

1031 Exchange. The Parties agree to treat the transactions contemplated hereby as a like-kind exchange in accordance with and to the extent available under Section 1031 of the Code, and the Parties agree to reasonably cooperate and take all such actions as may be reasonably required in connection therewith.

PURCHASE PRICE

Purchase Price. The purchase price for the Assets shall be $62,715,121 (the “Purchase Price”), adjusted in accordance with this Agreement and payable by Newfield to Gastar at Closing by wire transfer in immediately available funds to a bank account of Gastar set forth on Schedule 3.1 (the “Designated Account”).

Deposit.

Concurrently with the execution of this Agreement, Newfield has delivered to Wells Fargo Bank, N.A., as escrow agent (the “Escrow Agent”), by wire transfer in immediately available funds the sum of $6,271,512 (such amount, the “Deposit”) which shall be held in an escrow account established pursuant to the terms of a mutually acceptable escrow agreement with the Escrow Agent. If Closing occurs, the Deposit shall be released to Gastar at Closing and applied toward the Adjusted Purchase Price. Newfield and Gastar shall each pay one-half of all fees for the Escrow Agent.

If (i) all conditions precedent to the obligations of Newfield set forth in Article VII (other than those actions or deliveries to occur at Closing) have been met or waived by Newfield, and (ii) the transactions contemplated by this Agreement are not consummated solely because of: (A) the failure of Newfield to materially perform any of its obligations hereunder, or (B) the failure of any of Newfield’s representations or warranties hereunder to be true and correct in all respects as of the date of this Agreement and Closing, then, in such event, Gastar shall have the option to: (1) terminate this Agreement and be entitled to retain the Deposit together with any interest or income thereon, free of any claims by Newfield with respect thereto, as liquidated damages, and the Parties shall give joint written instructions to the Escrow Agent to release such funds to Gastar, or (2) seek all remedies available at law or in equity, including specific performance.

If this Agreement is terminated for any reason other than as contemplated by Section 3.2(b), or if Closing does not occur for any reason other than as set forth in Section 3.2(b), then Newfield shall be entitled to receive the Deposit together with any interest or income thereon, free of any claims by Gastar with respect thereto, and the Parties shall give joint written instructions to the Escrow Agent to release such funds to Newfield.

In the event of a termination of this Agreement pursuant to Section 3.2(b) or Section 3.2(c) above, Newfield and Gastar shall, in each case, have the rights and obligations set forth in Section 13.2.

Adjustments to Purchase Price. The Purchase Price shall be adjusted as follows, and the resulting amount shall be herein called the “Adjusted Purchase Price”:

The Purchase Price shall be adjusted upward by the following amounts (without duplication):

the amount of all leasehold expenses paid or payable relating to the Leases incurred by Gastar after the Effective Time (other than operating expenses relating to the Specified Wells), including retention payments, extension payments, and payments related to top leasing, such amount not to exceed $1,215,741;

the amount of all Asset Taxes and Offset Asset Taxes allocated to Newfield but paid or payable by Gastar in accordance with Section 14.2; and

any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Gastar and Newfield.

The Purchase Price shall be adjusted downward by the following amounts (without duplication):

the amount of all Asset Taxes and Offset Asset Taxes allocated to Gastar but paid or payable by Newfield in accordance with Section 14.2;

if Gastar makes the election under Section 11.2(d)(i) with respect to a Title Defect, the Title Defect Amount with respect to such Title Defect if the Title Defect Amount has been determined prior to Closing;

the Allocated Value of the Assets excluded from the transactions contemplated hereby pursuant to Section 11.2(d)(ii), Section 11.3(a)(i), or Section 11.3(b)(i);

the amount of all Taxes allocated to Gastar but paid or payable by Newfield in accordance with Section 14.2;

the amount, as adjusted, equal to the product obtained by multiplying the number of Offset Net Acres by $825; and

any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Gastar and Newfield.

Adjustment Methodology. When available, actual figures will be used for the adjustments to the Purchase Price at Closing. To the extent actual figures are not available, reasonable estimates based upon Generally Accepted Accounting Principles and/or COPAS standards will be used.

Allocation of Purchase Price / Allocated Values. Newfield and Gastar agree that the Purchase Price shall be allocated among the Assets at $825 per Net Acre (the “Allocated Values”). Newfield and Gastar agree that such allocation is reasonable and shall not take any position inconsistent therewith, including in notices to Preferential Purchase Right holders. Each Party shall utilize the Allocated Values, as updated by mutual agreement of the Parties to reflect any relevant adjustment to the Purchase Price pursuant to this Agreement and any Assumed Obligations or other items treated as consideration for federal income Tax purposes, in accordance with Section 1060 of the Code, to the extent applicable, for purposes of all federal, state and local Tax returns and reports, including Internal Revenue Service Form 8594 (to the extent applicable), and neither any Party nor its Affiliates shall take any position on any Tax return that is inconsistent with such Allocated Values, as adjusted; provided, however, that neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings.

REPRESENTATIONS AND WARRANTIES OF GASTAR

Subject to the matters specifically listed or disclosed in the Schedules to this Agreement, Gastar represents and warrants to Newfield the following:

Organization, Existence and Qualification. Gastar is a corporation duly organized and validly existing under the Laws of the State of Delaware. Gastar has all requisite power and authority to own and operate its property (including its interests in the Assets) and to carry on its business as now conducted. Gastar is duly licensed or qualified to do business as a foreign corporation in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law, except where the failure to be so qualified would not have a Material Adverse Effect.

Authority, Approval and Enforceability. Gastar has full power and authority to enter into and perform this Agreement, the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by Gastar of this Agreement have been duly and validly authorized and approved by all necessary corporate action on the part of Gastar. Assuming the due authorization, execution and delivery by the other parties to such documents, this Agreement is, and the Transaction Documents to which Gastar is a party when executed and delivered by Gastar will be, the valid and binding obligations of Gastar and enforceable against Gastar in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

No Conflicts. Assuming the receipt of all Consents and the waiver of, or compliance with, all Preferential Purchase Rights, the execution, delivery and performance by Gastar of this Agreement and the consummation of the transactions contemplated herein will not (a) conflict with or result in a breach of any provisions of the organizational documents of Gastar, (b) except for Permitted Encumbrances, result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other Applicable Contract to which Gastar is a party or by which Gastar or the Assets may be bound or (c) violate any Law applicable to Gastar or any of the Assets, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not have a Material Adverse Effect.

Consents. Except i) as set forth in Schedule 4.4, ii) for Customary Post-Closing Consents, iii) under Contracts that are terminable upon not greater than sixty (60) days’ notice without payment of any fee, and iv) for Preferential Purchase Rights, there are no restrictions on assignment, including requirements for consents from Third Parties to any assignment (in each case), that Gastar is required to obtain in connection with the transfer of the Assets by Gastar to Newfield or the consummation of the transactions contemplated by this Agreement by Gastar (each, a “Consent”).

Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Gastar’s Knowledge, threatened in writing against Gastar or any Affiliate of Gastar.

Foreign Person. Gastar is not a “foreign person” within the meaning of Section 1445 of the Code.

Litigation. Except as set forth in Schedule 4.7, as of the date of this Agreement, there is no suit, action or litigation by any Third Party before any Governmental Authority, and no legal, administrative or arbitration proceeding, (in each case) pending or, to Gastar’s Knowledge, threatened in writing against Gastar or the Assets that would have a Material Adverse Effect.

Material Contracts.

Schedule 4.8 sets forth all Applicable Contracts of the type described below (collectively, the “Material Contracts”):

any Applicable Contract that can reasonably be expected to result in aggregate payments by Gastar of more than $100,000 during the current or any subsequent calendar year;

any Applicable Contract that can reasonably be expected to result in aggregate revenues to Gastar of more than $100,000 during the current or any subsequent calendar year;

any indenture, debenture, mortgage, loan, lien, credit or sale-leaseback or similar Applicable Contract;

any Applicable Contract that constitutes a lease under which Gastar is the lessor or the lessee of real or personal property which lease (A) cannot be terminated by Gastar without penalty upon sixty (60) days’ or less notice and (B) involves an annual base rental of more than $10,000;

any farmout agreement, participation agreement, exploration agreement, development agreement, joint operating agreement, unit agreement, agreement regarding rights to production or revenue interests (other than the Leases), area of mutual interest agreement or similar Applicable Contract; and

any Hydrocarbon purchase and/or sale contract, oil purchase contract, gathering contract, transportation contract, marketing contract, processing contract, disposal or injection contract or similar Applicable Contract, in each case, that is not terminable without penalty upon sixty (60) days’ or less notice;

any Applicable Contract between Gastar and any Affiliate of Gastar that will not be terminated prior to Closing.

Except as set forth in Schedule 4.8 and except for such matters that would not have a Material Adverse Effect, there exists no default under any Applicable Contract by Gastar or, to Gastar’s Knowledge, by any other Person that is a party to such Applicable Contract, and no event has occurred that with notice or lapse of time or both would constitute any default under any such Contract by Gastar or, to Gastar’s Knowledge, any other Person who is a party to such Applicable Contract.

No Violation of Laws. To Gastar’s Knowledge, except as set forth in Schedule 4.9 and except where such violations would not have a Material Adverse Effect, as of the date of this Agreement, Gastar is not in violation of any applicable Laws with respect to its ownership and operation of the Assets. To Gastar’s Knowledge, except as set forth in Schedule 4.9 and except where such obligations would not have a Material Adverse Effect, Gastar has no obligation under Environmental Law to conduct current remediation of any Hazardous Substances in or upon any Asset.

Preferential Purchase Rights. Except as set forth in Schedule 4.10, there are no preferential purchase rights, rights of first refusal or other similar rights that are applicable to the transfer of the Assets in connection with the transactions contemplated hereby (each a “Preferential Purchase Right”).

Regulatory. Gastar is and hereafter shall continue to be qualified per applicable Law to own and assume operatorship of the Offset Assets in all jurisdictions where the Offset Assets are located, and the consummation of the transactions contemplated by this Agreement will not cause Gastar to be disqualified as such an owner or operator. To the extent required by any applicable Laws, Gastar maintains, and will hereafter continue to maintain, lease bonds, area-wide bonds, state-wide bonds and any other surety bonds or other credit support as may be required by, and in accordance with, all applicable Laws governing the ownership and operation of the Offset Assets and has filed any and all required reports necessary for such ownership and operation with all Governmental Authorities having jurisdiction over such ownership and operation.

Independent Evaluation. Gastar is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Gastar has relied or shall rely solely on its own independent investigation and evaluation of the Offset Assets and the advice of its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors of Gastar. As of the date of this Agreement, Gastar has no knowledge of any breach of any representation, warranty or covenant of Newfield given hereunder.

Brokers’ Fees. Gastar has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Newfield or any Affiliate of Newfield shall have any responsibility.

Accredited Investor. Gastar is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Offset Assets for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws.

REPRESENTATIONS AND WARRANTIES OF NEWFIELD

Newfield represents and warrants to Gastar the following:

Organization, Existence and Qualification. Newfield is a corporation duly organized and validly existing, and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own and operate its property (including its interests in the Offset Assets) and to carry on its business as now conducted. Newfield is duly licensed or qualified to do business as a foreign corporation in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law except where the failure to be so qualified would not have a Newfield Material Adverse Effect.

Authority, Approval and Enforceability. Newfield has full power and authority to enter into and perform this Agreement, the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by Newfield of this Agreement have been duly and validly authorized and approved by all necessary corporate action on the part of Newfield. Assuming the due authorization, execution and delivery by the other parties to such documents, this Agreement is, and the Transaction Documents to which Newfield is a party when executed and delivered by Newfield will be, the valid and binding obligations of Newfield and enforceable against Newfield in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

No Conflicts. Assuming the receipt of all Offset Consents and the waiver of, or compliance with, all Offset Preferential Purchase Rights, the execution, delivery and performance by Newfield of this Agreement and the consummation of the transactions contemplated herein will not (a) conflict with or result in a breach of any provisions of the organizational documents of Newfield, (b) except for Offset Permitted Encumbrances (as defined in Exhibit E), result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other agreement to which Newfield is a party or by which Newfield or any of its property may be bound or (c) violate any Law applicable to Newfield or any of its property, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not have a Newfield Material Adverse Effect.

Consents. Except v) as set forth in Schedule 5.4, vi) for Customary Post-Closing Offset Consents (as defined in Exhibit E), vii) under Contracts that are terminable upon not greater than sixty (60) days’ notice without payment of any fee, and viii) for Offset Preferential Purchase Rights, there are no restrictions on assignment, including requirements for consents from Third Parties to any assignment (in each case), that Newfield is required to obtain in connection with the transfer of the Offset Assets by Newfield to Gastar or the consummation of the transactions contemplated by this Agreement by Newfield (each, an “Offset Consent”).

Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Newfield’s knowledge, threatened in writing against Newfield or any Affiliate of Newfield.

Foreign Person. Newfield is not a “foreign person” within the meaning of Section 1445 of the Code.

Litigation. Except as set forth in Schedule 5.7, as of the date of this Agreement, there is no suit, action or litigation by any Person by or before any Governmental Authority, and no legal, administrative or arbitration proceeding, (in each case) pending or, to Newfield’s knowledge, threatened in writing against Newfield or the Offset Assets that would have a Newfield Material Adverse Effect.

Offset Material Contracts.

Schedule 5.8 sets forth all Offset Applicable Contracts of the type described below:

any Offset Applicable Contract that can reasonably be expected to result in aggregate payments by Newfield of more than $100,000 during the current or any subsequent calendar year;

any Offset Applicable Contract that can reasonably be expected to result in aggregate revenues to Newfield of more than $100,000 during the current or any subsequent calendar year;

any indenture, debenture, mortgage, loan, lien, credit or sale-leaseback or similar Offset Applicable Contract;

any Offset Applicable Contract that constitutes a lease under which Newfield is the lessor or the lessee of real or personal property which lease (A) cannot be terminated by Newfield without penalty upon sixty (60) days’ or less notice and (B) involves an annual base rental of more than $10,000;

any farmout agreement, participation agreement, exploration agreement, development agreement, joint operating agreement, unit agreement, agreement regarding rights to production or revenue interests (other than the Offset Leases), area of mutual interest agreement or similar Offset Applicable Contract; and

any Hydrocarbon purchase and/or sale contract, oil purchase contract, gathering contract, transportation contract, marketing contract, processing contract, disposal or injection contract or similar Offset Applicable Contract, in each case, that is not terminable without penalty upon sixty (60) days’ or less notice;

any Offset Applicable Contract between Newfield and any Affiliate of Newfield that will not be terminated prior to Closing.

Except as set forth in Schedule 5.8 and except for such matters that would not have a Newfield Material Adverse Effect, there exists no default under any Offset Applicable Contract by Newfield or, to Newfield’s Knowledge, by any other Person that is a party to such Offset Applicable Contract, and no event has occurred that with notice or lapse of time or both would constitute any default under any such Contract by Newfield or, to Newfield’s Knowledge, any other Person who is a party to such Offset Applicable Contract.

No Violation of Laws. To Newfield’s Knowledge, except as set forth in Schedule 5.9 and except where such violations would not have a Newfield Material Adverse Effect, as of the date of this Agreement, Newfield is not in violation of any applicable Laws with respect to its ownership and operation of the Offset Assets. To Newfield’s Knowledge, except as set forth in Schedule 5.9 and except where such obligations would not have a Newfield Material Adverse Effect, Newfield has no obligation under Environmental Law to conduct current remediation of any Hazardous Substances in or upon any Offset Asset.

Preferential Purchase Rights. Except as set forth in Schedule 5.10, there are no preferential purchase rights, rights of first refusal or other similar rights that are applicable to the transfer of the Offset Assets in connection with the transactions contemplated hereby (each an “Offset Preferential Purchase Right”).

Financing. Newfield has, and Newfield shall have as of the Closing Date, sufficient cash in immediately available funds with which to pay the Purchase Price, consummate the transactions contemplated by this Agreement and perform its obligations under this Agreement and the Transaction Documents.

Regulatory. Newfield is and hereafter shall continue to be qualified per applicable Law to own and assume operatorship of the Assets in all jurisdictions where the Assets are located, and the consummation of the transactions contemplated by this Agreement will not cause Newfield to be disqualified as such an owner or operator. To the extent required by any applicable Laws, Newfield maintains, and will hereafter continue to maintain, lease bonds, area-wide bonds, state-wide bonds and any other surety bonds or other credit support as may be required by, and in accordance with, all applicable Laws governing the ownership and operation of the Assets and has filed any and all required reports necessary for such ownership and operation with all Governmental Authorities having jurisdiction over such ownership and operation.

Independent Evaluation. Newfield is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Newfield has relied or shall rely solely on its own independent investigation and evaluation of the Assets and the advice of its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors of Gastar. As of the date of this Agreement, Newfield has no knowledge of any breach of any representation, warranty or covenant of Gastar given hereunder.

Brokers’ Fees. Newfield has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Gastar or Gastar’s Affiliates shall have any responsibility.

Accredited Investor. Newfield is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Assets for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws.

CERTAIN AGREEMENTS

Record Retention. Newfield shall, and shall cause its successors and assigns to, for a period of six (6) years following Closing, (a) retain the Records, (b) provide Gastar, its Affiliates and its and their respective officers, employees and representatives with access to the Records (to the extent that Gastar has not retained the original or a copy) during normal business hours for review and copying at Gastar’s expense, and (c) provide Gastar, its Affiliates and its and their respective officers, employees and representatives with access, during normal business hours, to materials received or produced after Closing relating to any indemnity claim made under Section 12.3 for review and copying at Gastar’s expense. At the end of such six (6) year period and prior to destroying any of the Records, Newfield shall notify Gastar in advance of such destruction and provide Gastar an opportunity to copy such

Records at Gastar’s sole cost and expense. Gastar shall, and shall cause its successors and assigns to, for a period of six (6) years following Closing, (a) retain the Offset Records, (b) provide Newfield, its Affiliates and its and their respective officers, employees and representatives with access to the Offset Records (to the extent that Newfield has not retained the original or a copy) during normal business hours for review and copying at Newfield’s expense, and (c) provide Newfield, its Affiliates and its and their respective officers, employees and representatives with access, during normal business hours, to materials received or produced after Closing relating to any indemnity claim made under Section 12.4 for review and copying at Newfield’s expense. At the end of such six (6) year period and prior to destroying any of the Offset Records, Gastar shall notify Newfield in advance of such destruction and provide Newfield an opportunity to copy such Offset Records at Newfield’s sole cost and expense.

Pooling Application/Pooling Order/Well Proposals. If, prior to Closing, either Party or any of its Affiliates receives or otherwise obtains Knowledge of any pooling application, pooling order, or well proposal affecting the Assets or the Offset Assets, then Gastar or Newfield, as the case may be (the “Notifying Party”), shall promptly inform the other Party (the “Notified Party”) of such pooling application, pooling order, or well proposal together with copies of any supporting documentation in its possession. The Notified Party shall be entitled to respond and make such elections as it deems reasonable and the Notifying Party shall use its commercially reasonable efforts to cooperate with the Notified Party in making such elections or take such other actions as the Notified Party may reasonably request; provided that if this Agreement is terminated prior to Closing pursuant to Article XIII, at the election of the Notifying Party (A) the Notified Party shall reimburse all costs and expenses the Notifying Party has incurred in connection with the notification and election described in this Section 6.2 and (B) in exchange for such reimbursement, the Notifying Party shall assign and the Notified Party shall accept the Units or Offset Units, as applicable, affected by the relevant pooling application, pooling order, or well proposal.

Notifications. Newfield will notify Gastar promptly after any officer of Newfield obtains actual knowledge that any representation or warranty of Gastar contained in this Agreement is, becomes or will be untrue in any material respect on or before the Closing Date. Likewise, Gastar will notify Newfield promptly after any officer of Gastar obtains actual knowledge that any representation or warranty of Newfield contained in this Agreement is, becomes or will be untrue in any material respect on or before the Closing Date.

Provision of Well Information. With respect to each of the first ten (10) wells drilled on the Assets or on acreage unitized or pooled with the Assets during the eighteen (18) months following Closing, Newfield shall provide Gastar daily drilling reports, daily completion reports, copies of all mud logs, wireline logs in .las, .cifs, ..tiff, or .pdf form (but excluding NMR and ECS-type logs), completion reports filed with the appropriate state regulatory agency and daily production reports for the first sixty (60) days of production. Without limiting the foregoing, Gastar is to timely receive the well information stated herein on a daily basis as to drilling, completion and production reports. All logs shall be delivered to Gastar within forty-eight (48) hours after being delivered to Newfield, and all completion reports shall be delivered to Gastar within five (5) days after being delivered to the state regulatory agency.

Area of Mutual Interest.

From the Execution Date until the eighteen (18) month anniversary of the Closing Date, in the event that either Gastar or Newfield (or their respective Affiliates) acquires any Restricted Assets within the AMI (each, an “AMI Asset”), or any interest in a business where more than sixty percent (60%) of the assets of such business are AMI Assets, then such AMI Assets shall be subject to this Section 6.5. If either Party or any of their respective Affiliates acquires or agrees to acquire directly or indirectly, any Restricted Assets located both outside the AMI and inside the AMI, the portion of such Restricted Assets that are AMI Assets shall be offered to the other Party under the terms of this Section 6.5.

As to each AMI Asset, within 30 days of its acquisition by Gastar or Newfield (or either Party’s respective Affiliates), as the case may be (the “Acquiring Party”), the Acquiring Party shall deliver notice of such acquisition to the other Party (for purposes of this Section 6.5, the “Offeree”) which notice shall include copies of all relevant material documentation with respect to same, together with all material information regarding the AMI Asset, including without limitation, documentation of the bonus or other consideration paid or exchanged by the Acquiring Party for such AMI Asset. The Offeree shall have the right for a period of 15 days after the Acquiring Party’s delivery of the notice contemplated above, to deliver a notice to the Acquiring Party stating whether Offeree will participate in the acquisition of the AMI Asset under this Section 6.5. Offeree’s failure to respond timely in this regard shall be deemed an irrevocable election by Offeree not to so participate and a permanent waiver of Offeree’s rights under this Section 6.5, but strictly as to the particular AMI Asset described in the applicable notice. In the event that Offeree delivers a timely and conforming participation notice to the Acquiring Party, Offeree shall be entitled to: (A) in cases where Gastar is the Offeree, an assignment by the Acquiring Party of all of the right, title and interest of Acquiring Party in and to all depths of the AMI Asset(s) lying below the stratigraphic equivalent of the base of the Woodford Shale Formation as found at 8,662 feet subsurface as seen in the Compensated Formation Density Log in the Universal Resources Corporation Young 2-31 Well, API #35017205830000, located in Section 31, Township 14 North, Range 6 West, Canadian County, Oklahoma (the “Measuring Well”), and (B) in cases where Newfield is the Offeree, an assignment by the Acquiring Party of all of the right, title and interest of Acquiring Party in and to all depths of the AMI Asset(s) lying above (shallow to) said the base of the Woodford Shale Formation as described above.

Offeree’s participation election notice shall be accompanied by payment of an amount equal to one-half (1/2) of the documented cash consideration paid by Acquiring Party for the AMI Asset (rounded down to the nearest whole dollar amount). In the event that Acquiring Party acquired the pertinent AMI Asset for non-cash consideration, Offeree’s participation cost in the AMI Asset shall be an amount equal to the lesser of (x) $412 per Net Acre or (y) one-half of the cash consideration paid by that particular Acquiring Party for the immediately preceding AMI Asset offered to Offeree under this Section 6.5.

Within 15 days of Acquiring Party’s receipt of Offeree’s conforming participation election notice, Acquiring Party shall deliver to Offeree an assignment of the rights, titles and interests described in the last sentence of Section 6.5(b). The form of assignment shall be of substantially the same form attached to this Agreement as Exhibit B.

Notwithstanding the foregoing provisions, Section 6.5(b) shall not apply to any incremental interests acquired by either Party within the AMI as a result of the application of compulsory pooling orders issued by the Oklahoma Corporation Commission.

At Closing, the Parties shall make the following assignments of AMI Assets, such assignments to be substantially in the form attached to this Agreement as Exhibit B (the “AMI Assignments”), (i) Newfield shall deliver to Gastar an assignment of its rights, titles and interests in its AMI Assets owned immediately prior to the Execution Date to Gastar in and to all depths lying below the base of the Woodford Shale Formation as seen in the Measuring Well, and (ii) Gastar shall deliver to Newfield an assignment of its rights, titles and interests in its AMI Assets owned immediately prior to the Execution Date to Newfield in and to all depths lying above the base of the Woodford Shale formation as seen in the Measuring Well. The AMI Assets that are to be assigned pursuant to this Section 6.5(d) are described on Exhibit A-2 attached hereto. There shall be no consideration for the rights described in this Section 6.5(d) other than the AMI Assignments.

Each of the Parties also acknowledges that money damages would not be a sufficient remedy for any breach of this Section 6.5, and that the other Party or the Affiliates of the other Party shall be entitled to enforce the provisions of this Section 6.5 by demanding specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall be deemed the exclusive remedies for a breach of this Section 6.5.

Non-Competition Area.

From the Execution Date until the eighteen (18) month anniversary of the Closing Date, neither Gastar nor any of its Affiliates shall acquire or agree to acquire, directly or indirectly, any Restricted Assets in the Newfield Applicable Territory or any interest in a business where more than sixty percent (60%) of the assets of such business are Restricted Assets located in the Newfield Applicable Territory (“Gastar Restricted Assets”); provided, however, that nothing in this Section 6.6(a) shall prohibit Gastar or Gastar’s Affiliates from developing, maintaining, or operating Restricted Assets located in the Newfield Applicable Territory that are owned by Gastar or Gastar’s Affiliates as of the Execution Date. If Gastar or any of its Affiliates acquires or agrees to acquire directly or indirectly, any Restricted Assets on lands located both outside the Newfield Applicable Territory and inside the Newfield Applicable Territory, the portion of the Restricted Assets located inside the Newfield Applicable Territory shall be offered to Newfield on the exact same terms as those agreed to by Gastar or its Affiliate.

From the Execution Date until the eighteen (18) month anniversary of the Closing Date, neither Newfield nor any of its Affiliates shall acquire or agree to acquire, directly or indirectly, any Restricted Assets in the Gastar Applicable Territory or any interest in a business where more than sixty percent (60%) of the assets of such business are Restricted Assets located in the Gastar Applicable Territory (“Newfield Restricted Assets”); provided, however, that nothing in this Section 6.6(b) shall prohibit Newfield or Newfield’s Affiliates from developing, maintaining, or operating Restricted Assets located in the Gastar Applicable Territory that are owned by Newfield or Newfield’s Affiliates as of the Execution Date. If Newfield or any of its Affiliates acquires or agrees to acquire directly or indirectly, any Restricted Assets on lands located both outside the Gastar Applicable Territory and inside the Gastar Applicable Territory, the portion of the Restricted Assets located inside the Gastar Applicable Territory shall be offered to Gastar on the exact same terms as those agreed to by Newfield or its Affiliate.

Each of the Parties agrees that the limitations as to time, geographical area and scope of activity to be restrained as set forth in this Section 6.6 are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of the other Party and the respective affiliates of the other Party. Each of the Parties also acknowledges that money damages would not be a sufficient remedy for any breach of this Section 6.6, and that the other Party or the Affiliates of the other Party shall be entitled to enforce the provisions of this Section 6.6 by demanding specific performance and injunctive relief as remedies for such breach or any threatened breach. Except as set forth in the following sentence, such remedies shall be deemed the exclusive remedies for a breach of this Section 6.6. A Party in breach of Section 6.6(a) or Section 6.6(b) (a “Breaching Party”) shall (which together with specific enforcement of this Section 6.6 as described in the preceding sentence shall be the exclusive remedies for a breach of this Section 6.6) offer the Newfield Restricted Assets or Gastar Restricted Assets, as applicable (the “Non-Compete Restricted Assets”), to the non-Breaching Party for 100% of the consideration paid by such Breaching Party for such Non-Compete Restricted Assets on the same terms as those agreed to by the Breaching Party, and the non-Breaching Party shall be entitled to acquire such Non-Compete Restricted Assets from the Breaching Party on such terms.

If any of the aforesaid restrictions are found by an arbitrator or court of competent jurisdiction to be unreasonable or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions in this Section 6.6 to be modified by the arbitrator or court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the Parties intend to make this provision enforceable under the Laws of all applicable jurisdictions so that this entire Section 6.6 as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.

Post-Execution Date Costs and Expenses. Except as set forth on Schedule 6.7(a), Gastar shall not incur, cause to be incurred or otherwise suffer to be incurred any costs or expenses that would result in a Purchase Price adjustment pursuant to Section 3.3(a)(i) that is greater than the cap set forth in Section 3.3(a)(i) (with respect to the Assets) after the Execution Date without Newfield’s prior written consent, which consent shall not be unreasonably withheld or delayed. Except as set forth on Schedule 6.7(b), Newfield shall not incur, cause to be incurred or otherwise suffer to be incurred any costs or expenses after the Execution Date without Gastar’s prior written consent, which consent shall not be unreasonably withheld or delayed.

Gastar’s Rights Under Other Agreement. Prior to the Closing, subject to the terms and conditions of the Chesapeake Cooperation Agreement, Gastar and Newfield shall use their commercially reasonable efforts to ensure that the provisions of the Chesapeake Cooperation Agreement pertaining to assignment and assumption of rights under that agreement are complied with in all material respects, to the end that Gastar may deliver the assignment of this agreement as contemplated under Section 9.3(i).

NEWFIELD’S CONDITIONS TO CLOSING

The obligations of Newfield to consummate the transactions provided for herein are subject, at the option of Newfield, to the fulfillment by Gastar or waiver by Newfield, on or prior to Closing of each of the following conditions:

Representations. The representations and warranties of Gastar set forth in Article IV (disregarding any materiality qualifiers contained therein) shall be true and correct in all respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for those breaches, if any, of such representations and warranties that would not have a Material Adverse Effect.

Performance. Gastar shall have materially performed or complied with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Gastar is required prior to or at the Closing Date.

No Legal Proceedings. No material suit, action, litigation or other proceeding by any Third Party shall be pending before any Governmental Authority seeking to restrain, prohibit, enjoin or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.

Title Defects. In each case subject to the Individual Title Defect Threshold and the Title Deductible, the sum of (a) all Title Defect Amounts determined under Section 11.2(g) prior to Closing, less the sum of all Title Benefit Amounts determined under Section 11.2(i) prior to Closing shall be less than twenty percent (20%) of the Purchase Price.

Closing Deliverables. Gastar shall have delivered (or be ready, willing and able to deliver at Closing) to Newfield the documents and other items required to be delivered by Gastar under Section 9.3.

GASTAR’S CONDITIONS TO CLOSING

The obligations of Gastar to consummate the transactions provided for herein are subject, at the option of Gastar, to the fulfillment by Newfield or waiver by Gastar on or prior to Closing of each of the following conditions:

Representations. The representations and warranties of Newfield set forth in Article V (disregarding any materiality qualifiers contained therein) shall be true and correct in all respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for those breaches, if any, of such representations and warranties that would not have a Newfield Material Adverse Effect.

Performance. Newfield shall have materially performed or complied with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Newfield is required prior to or at the Closing Date.

No Legal Proceedings. No material suit, action, litigation or other proceeding by any Third Party shall be pending before any Governmental Authority seeking to restrain, prohibit or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.

Title Defects. In each case subject to the Individual Title Defect Threshold and the Title Deductible, the sum of (a) all Title Defect Amounts determined under Section 11.2(g) prior to Closing, less the sum of all Title Benefit Amounts determined under Section 11.2(i) prior to Closing shall be less than twenty percent (20%) of the Purchase Price.

Closing Deliverables. Newfield shall have delivered (or be ready, willing and able to deliver at Closing) to Gastar the documents and other items required to be delivered by Newfield under Section 9.3.

CLOSING

Date of Closing. Subject to the conditions stated in this Agreement, (i) the sale by Gastar and the purchase by Newfield of the Assets and (ii) the sale by Newfield and the purchase by Gastar of the Offset Assets pursuant to this Agreement (collectively, the “Closing”) shall occur on August 6, 2013, or such other date as Newfield and Gastar may agree upon in writing. The date on which the Closing actually occurs shall be the “Closing Date.”

Place of Closing. Closing shall be held at the offices of Gastar at 1331 Lamar, Suite 650, Houston, Texas 77010 or such other place as mutually agreed upon by the Parties.

Closing Obligations. At Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

Gastar and Newfield shall execute, acknowledge and deliver the Assignment in sufficient counterparts to facilitate recording in the applicable counties covering the Assets.

Gastar and Newfield shall execute, acknowledge and deliver the Offset Assignment in sufficient counterparts to facilitate recording in the applicable counties covering the Offset Assets.

Gastar and Newfield shall execute and deliver assignments, on appropriate forms, of federal Leases, state Leases and Indian Leases included in the Assets in sufficient counterparts to facilitate filing with the applicable Governmental Authority.

Gastar and Newfield shall execute and deliver assignments, on appropriate forms, of federal Leases, state Leases and Indian Leases included in the Offset Assets in sufficient counterparts to facilitate filing with the applicable Governmental Authority.

Newfield shall deliver to Gastar, to the Designated Account, by direct bank or wire transfer in immediately available funds, the Adjusted Purchase Price after giving effect to the Deposit and other amounts to be deposited with the Escrow Agent in accordance with the remaining provisions of this Agreement.

Gastar and Newfield shall deliver an executed statement described in Treasury Regulation §1.1445-2(b)(2) certifying that Gastar or Newfield, as applicable, is not a “foreign person” within the meaning of the Code.

An authorized officer of Gastar shall execute and deliver a certificate, dated as of Closing Date, certifying that the conditions set forth in Section 7.1 and Section 7.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Newfield.

An authorized officer of Newfield shall execute and deliver a certificate, dated as of Closing, certifying that the conditions set forth in Section 8.1 and Section 8.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Gastar.

To the extent permitted by the Chesapeake Cooperation Agreement, Gastar shall deliver an assignment to Newfield of all rights and obligations under the Chesapeake Cooperation Agreement which pertain to the Assets, along with reasonable documentary evidence of Gastar’s performance of Section 6.8 above.

Gastar and Newfield shall execute and deliver the AMI Assignments in sufficient counterparts to facilitate recording in the applicable counties covering the AMI Assets.

Gastar and Newfield shall execute and deliver assignments of the oil and gas leases set forth on Exhibit L in sufficient counterparts to facilitate recording in the applicable counties covering such oil and gas leases.

Gastar and Newfield shall execute and deliver any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered at Closing.

Records. In addition to the obligations set forth under Section 9.3 above, but notwithstanding anything herein to the contrary, no later than five (5) Business Days after the Closing Date (a) Gastar shall make available to Newfield the Records for pickup from Gastar’s offices during normal business hours and (b) Newfield shall make available to Gastar the Offset Records for pickup from Newfield’s offices during normal business hours.

ACCESS/DISCLAIMERS

Access

Newfield Access.

From and after the date hereof and up to and including the Closing Date (or earlier termination of this Agreement) but subject to the other provisions of this Section 10.1(a) and obtaining any required consents of Third Parties, including Third Party operators of the Assets, Gastar shall afford to Newfield and its officers, employees, agents, accountants, consultants, attorneys and other authorized representatives (“Newfield’s Representatives”) reasonable access, during normal business hours, to the Assets (only if accompanied by Gastar) and all Records in Gastar’s or any of its Affiliates’ possession. All investigations and due diligence conducted by Newfield or any Newfield’s Representative shall be conducted at Newfield’s sole cost, risk and expense and any conclusions made from any examination done by Newfield or any Newfield’s Representative shall result from Newfield’s own independent review and judgment. In no event shall Newfield be permitted to conduct any sampling, testing or other invasive activity.

Newfield shall coordinate its inspection of the Assets with Gastar and all Third Party operators to minimize any inconvenience to or interruption of the conduct of business by Gastar or such Third Party operators. Newfield shall abide by Gastar’s, and any Third Party operator’s, consent requirements, safety rules, regulations and operating policies while conducting its due diligence evaluation of the Assets, and, to the extent required by Gastar or any Third Party operator, execute and deliver any required boarding agreement of Gastar or any such Third Party operator. Newfield hereby defends, indemnifies and holds harmless each of the operators of the Assets and the Gastar Indemnified Parties from and against any and all Liabilities arising out of, resulting from or relating to any field visit or other due diligence activity conducted by Newfield or any Newfield’s Representative with respect to the Assets, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY A MEMBER OF THE GASTAR INDEMNIFIED PARTIES, EXCEPTING ONLY LIABILITIES TO THE EXTENT ACTUALLY RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF THE GASTAR INDEMNIFIED PARTIES.

Gastar Access.

From and after the date hereof and up to and including the Closing Date (or earlier termination of this Agreement) but subject to the other provisions of this Section 10.1(b) and obtaining any required consents of Third Parties, including Third Party operators of the Offset Assets, Newfield shall afford to Gastar and its officers, employees, agents, accountants, consultants, attorneys and other authorized representatives (“Gastar’s Representatives”) reasonable access, during normal business hours, to the Offset Assets (only if accompanied by Newfield) and all Offset Records in Newfield’s or any of its Affiliates’ possession. All investigations and due diligence conducted by Gastar or any Gastar’s Representative shall be conducted at Gastar’s sole cost, risk and expense and any conclusions made from any examination done by Gastar or any Gastar’s Representative shall result from Gastar’s own independent review and judgment. In no event shall Gastar be permitted to conduct any sampling, testing or other invasive activity.

Gastar shall coordinate its inspection of the Offset Assets with Newfield and all Third Party operators to minimize any inconvenience to or interruption of the conduct of business by Newfield or such Third Party operators. Gastar shall abide by Newfield’s, and any Third Party operator’s, consent requirements, safety rules, regulations and operating policies while conducting its due diligence evaluation of the Offset Assets, and, to the extent required by Newfield or any Third Party operator, execute and deliver any required boarding agreement of Newfield or any such Third Party operator. Gastar hereby defends, indemnifies and holds harmless each of the operators of the Offset Assets and the Newfield Indemnified Parties from and against any and all Liabilities arising out of, resulting from or relating to any field visit or other due diligence activity conducted by Gastar or any Gastar’s Representative with respect to the Offset Assets, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY A MEMBER OF THE NEWFIELD INDEMNIFIED PARTIES, EXCEPTING ONLY LIABILITIES TO THE EXTENT ACTUALLY RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF THE NEWFIELD INDEMNIFIED PARTIES.

Confidentiality. Newfield acknowledges that, pursuant to its right of access to the Records or the Assets, Newfield will become privy to confidential and other information of Gastar or its Affiliates and Newfield shall ensure that such confidential information shall be held confidential by Newfield and Newfield’s Representatives. If Closing should occur, the foregoing confidentiality restriction on Newfield shall terminate (except as to (a) such portion of the Assets that are not conveyed to Newfield pursuant to the provisions of this Agreement, (b) the Excluded Assets and (c) information related to assets other than the Assets). Gastar acknowledges that, pursuant to its right of access to the Offset Records or the Offset Assets, Gastar will become privy to confidential and other information of Newfield or its Affiliates and Gastar shall ensure that such confidential information shall be held confidential by Gastar and Gastar’s Representatives. If Closing should occur, the foregoing confidentiality restriction on Gastar shall terminate (except as to (a) such portion of the Offset Assets that are not conveyed to Gastar pursuant to the provisions of this Agreement, (b) the Offset Excluded Assets (c) information related to assets other than the Offset Assets). If Closing should occur, the confidential information provided to Gastar pursuant to Section 6.4 shall be held confidential by Gastar and Gastar’s Representatives until the second anniversary of the receipt by Gastar of the relevant information; provided that Gastar shall be entitled to disclose such information to lenders, equity holders, partners, and members, or as may required by Law.

Disclaimers.

EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE IV AND THE SPECIAL WARRANTY CONTAINED IN THE ASSIGNMENT FOR GASTAR AND EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE V AND THE SPECIAL WARRANTY CONTAINED IN THE OFFSET ASSIGNMENT FOR NEWFIELD, (I) GASTAR AND NEWFIELD MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) GASTAR AND NEWFIELD EXPRESSLY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO NEWFIELD OR GASTAR OR ANY OF THEIR AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION,

INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO NEWFIELD OR GASTAR BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF GASTAR OR NEWFIELD OR ANY OF THEIR AFFILIATES).

EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV AND THE SPECIAL WARRANTY CONTAINED IN THE ASSIGNMENT FOR GASTAR AND EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE V AND THE SPECIAL WARRANTY CONTAINED IN THE OFFSET ASSIGNMENT FOR NEWFIELD, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, GASTAR AND NEWFIELD EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS OR THE OFFSET ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION RELATING TO THE ASSETS OR THE OFFSET ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS OR THE OFFSET ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES TO BE GENERATED BY THE ASSETS OR THE OFFSET ASSETS, (V) THE PRODUCTION OF OR ABILITY TO PRODUCE HYDROCARBONS FROM THE ASSETS OR THE OFFSET ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS OR THE OFFSET ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY GASTAR OR NEWFIELD OR THIRD PARTIES WITH RESPECT TO THE ASSETS OR THE OFFSET ASSETS, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO NEWFIELD OR GASTAR OR THEIR AFFILIATES, OR THEIR RESPECTIVE EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO (IX) ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE PRESENCE OR RELEASE OF HAZARDOUS SUBSTANCES IN OR INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS OR THE OFFSET ASSETS. EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV AND THE SPECIAL WARRANTY CONTAINED IN THE ASSIGNMENT FOR GASTAR AND EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE V AND THE SPECIAL WARRANTY CONTAINED IN THE OFFSET ASSIGNMENT FOR NEWFIELD, GASTAR AND NEWFIELD FURTHER DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE ASSETS OR THE OFFSET ASSETS, RIGHTS OF A PURCHASER UNDER

APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT NEWFIELD AND GASTAR SHALL BE DEEMED TO BE OBTAINING THE ASSETS OR THE OFFSET ASSETS, AS THE CASE MAY BE, IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE).

GASTAR AND NEWFIELD AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 10.3 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

TITLE MATTERS; TRANSFER RESTRICTIONS

Gastar’s Title. Except for the special warranty of title as set forth in the Assignment and without limiting Newfield’s remedies for Title Defects set forth in this Article XI, Gastar makes no warranty or representation, express, implied, statutory or otherwise, with respect to Gastar’s title to any of the Assets, and Newfield hereby acknowledges and agrees that Newfield’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets (i) before Closing, shall be as set forth in Section 11.2 and (ii) after Closing, shall be pursuant to the special warranty of title set forth in the Assignment.

Notice of Title Defects; Defect Adjustments.

Title Defect Notices. Newfield must deliver no later than thirty (30) days after the Execution Date (the “Title Claim Date”) claim notices to Gastar meeting the requirements of this Section 11.2(a) (collectively the “Title Defect Notices” and individually a “Title Defect Notice”) setting forth any matters which, in Newfield’s reasonable opinion, constitute Title Defects and which Newfield intends to assert as a Title Defect pursuant to this Section 11.2(a). For all purposes of this Agreement and notwithstanding anything herein to the contrary (except as provided in Section 11.1), Newfield shall be deemed to have waived, and Gastar shall have no liability for, any Title Defect which Newfield fails to assert as a Title Defect by a properly delivered Title Defect Notice received by Gastar on or before the Title Claim Date; provided, however, that, for purposes of Gastar’s special warranty to title, such waiver shall not apply to any matter that prior to the Title Claim Date is neither reflected of record in the applicable counties or in the applicable state or federal records nor discovered by any of Newfield’s or any of its Affiliate’s employees, title attorneys, landmen or other title examiners while conducting Newfield’s due diligence with respect to the Assets. To be effective, each Title Defect Notice shall be in writing, and shall include (i) a description of the alleged Title Defect and the Asset (including the legal description of such Asset and the section where such Asset is located), or portion thereof, affected by such Title Defect (each a “Title Defect Property”), (ii) the Allocated Value of each Title Defect Property, (iii) supporting documents reasonably necessary for Gastar to verify the existence of such alleged Title Defect, (iv) Newfield’s preferred manner of curing each Title Defect and Newfield’s proposed documentation for such cure and (v) the amount by which

Newfield reasonably believes the Allocated Value of each Title Defect Property is reduced by such alleged Title Defect and the computations upon which Newfield’s belief is based. To give Gastar an opportunity to commence reviewing and curing Title Defects, Newfield agrees to use reasonable efforts to give Gastar, on or before the end of each calendar week prior to the Title Claim Date, written notice of all alleged Title Defects (as well as any claims that would be claims under the special warranty set forth in the Assignment) discovered by Newfield during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Title Claim Date. Newfield shall also, promptly upon discovery, furnish Gastar with written notice of any Title Benefit which is discovered by any of Newfield’s or any of its Affiliate’s employees, title attorneys, landmen or other title examiners while conducting Newfield’s due diligence with respect to the Assets prior to the Title Claim Date.

Title Benefit Notices. Gastar shall have the right, but not the obligation, to deliver to Newfield on or before the Title Claim Date with respect to each Title Benefit a notice (a “Title Benefit Notice”) including (i) a description of the alleged Title Benefit and the Asset (including the section where such Asset is located), or portion thereof, affected by such alleged Title Benefit (each a “Title Benefit Property”), and (ii) the amount by which Gastar reasonably believes the Allocated Value of such Title Benefit Property is increased by such alleged Title Benefit and the computations upon which Gastar’s belief is based. Except as set forth in Section 11.2(a), Gastar shall be deemed to have waived all Title Benefits for which a Title Benefit Notice has not been delivered on or before the Title Claim Date.

Gastar’s Right to Cure. Gastar shall have the right, but not the obligation, to elect, by written notice to Newfield given at least three (3) Business Days prior to the Closing (or, with respect to any Title Defect first asserted in any Title Defect Notice given on or after the date that is five (5) Business Days prior to the Closing, Gastar may give such written notice at any time prior to the Closing), to attempt, at its sole cost, to cure at any time prior to ninety (90) days after Closing (the “Cure Period”), any Title Defects of which it has been advised by Newfield. During the period of time from Closing to the expiration of the Cure Period, Newfield agrees to afford Gastar and its officers, employees and other authorized representatives reasonable access, during normal business hours, to the Assets and all Records in Newfield’s or any of its Affiliates’ possession in order to facilitate Gastar’s attempt to cure any such Title Defects. No reduction shall be made to the Purchase Price with respect to any Title Defect for which Gastar has provided timely notice to Newfield that Gastar intends to attempt to cure the Title Defect during the Cure Period. An election by Gastar to attempt to cure a Title Defect shall be without prejudice to its rights under Section 11.2(l) and shall not constitute an admission against interest or a waiver of Gastar’s right to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect. If Gastar elects to attempt to cure a Title Defect on a Title Defect Property (“Escrowed Property”) in accordance with this paragraph (c), at Closing, the Title Defect Amount associated with such Title Defect shall be held in escrow (the “Escrowed Amount”). At Closing, the Parties agree to instruct the Escrow Agent to retain a portion of the Deposit representing such Title Defect Amounts. If such Title Defect Amounts (plus the Title Defect Amounts to be escrowed pursuant to Section 11.2(l) and the Offset Title Defect Amounts to be escrowed pursuant to Exhibit E) exceed the Deposit, at the Closing Newfield shall deposit with the Escrow Agent a portion of the amount described in Section 9.3(e) equal to such excess (without duplication). To the extent Gastar is able to cure the applicable Title Defect, Gastar and Newfield shall instruct the Escrow Agent to release to Gastar the Escrowed Amount and Newfield shall retain the Escrowed Property. To the extent Gastar is unable to cure the applicable Title Defect, Gastar and Newfield shall instruct the Escrow Agent to release to Newfield the Escrowed Amount relating thereto.

Remedies for Title Defects. Subject to Gastar’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto, in the event that any Title Defect timely asserted by Newfield in accordance with Section 11.2(a) is not waived in writing by Newfield or cured during the Cure Period, Gastar shall, at its sole option, elect to:

subject to the Title Deductible, reduce the Purchase Price by the Title Defect Amount determined pursuant to Section 11.2(g) or Section 11.2(l); or

solely with respect to Title Defect Properties for which the asserted Title Defect Amount exceeds fifty percent (50%) of the Allocated Value of such Property, retain the entirety of the affected Title Defect Property together with all associated Assets, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Title Defect Property and such associated Assets. Any Title Defect Property and associated Assets so retained by Gastar shall thereafter be deemed an Excluded Asset for all purposes hereunder.

Remedies for Title Benefits. As Gastar’s sole remedy or benefit for Title Benefits, with respect to each Title Benefit Property reported under Section 11.2(b), the sum of all Title Defect Amounts asserted by Newfield and remaining after the application of Section 11.2(j) shall be offset and reduced by the sum of all Title Benefit Amounts, as determined pursuant to Section 11.2(i) or Section 11.2(l).

Exclusive Remedy. Except for Newfield’s rights under Gastar’s special warranty of title and Newfield’s condition to Closing in Section 7.4, the provisions set forth in Section 11.2(d) shall be the exclusive right and remedy of Newfield with respect to Gastar’s failure to have Defensible Title with respect to any Asset or any other title matter. Gastar’s remedy for Title Benefits under Section 11.2(e) shall be the exclusive right and remedy of Gastar with respect to any and all Title Benefits.

Title Defect Amount. The amount by which the Allocated Value of a Title Defect Property is reduced as a result of the existence of a Title Defect shall be the “Title Defect Amount” and shall be determined in accordance with the following terms and conditions:

if Newfield and Gastar agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

if the Title Defect represents a discrepancy where (A) the actual Net Acres for the section in which any Title Defect Property is located is less than (B) the Net Acres for the section in which such Title Defect Property is located stated in Exhibit A-1, then the Title Defect Amount shall be the product obtained by multiplying such difference by $825 per Net Acre;

if the Title Defect represents an obligation or Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, then the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Newfield and Gastar and such other reasonable factors as are necessary to make a proper evaluation; and

the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder.

Title Defect Amount Capped; Costs of Curing. Notwithstanding anything to the contrary in this Article XI, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any particular Title Defect Property shall not exceed the total Allocated Value of such Title Defect Property. Any costs or expenses incurred by Gastar arising from curing any Title Defects shall be solely for Gastar’s account.

Title Benefit Amount. The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions:

if Newfield and Gastar agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;

if the Title Benefit represents a discrepancy where (A) the actual Net Acres for the section in which any Title Benefit Property is located is greater than (B) the Net Acres for the section in which such Title Benefit Property is located stated in Exhibit A-1, then the Title Benefit Amount shall be the product obtained by multiplying such difference by $825 per Net Acre; and

if the Title Benefit is of a type not described above, then the Title Benefit Amounts shall be determined by taking into account the Allocated Value of Title Benefit Property, the portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property, the values placed upon the Title Benefit by Newfield and Gastar and such other reasonable factors as are necessary to make a proper evaluation;

provided, however, that there shall be no Title Benefit Amount pursuant to clause (i), (ii) or (iii) above with respect to any Title Benefit that is taken into account in calculating any Title Defect Amount pursuant to Section 11.2(h).

Title Defect Deductible. Notwithstanding anything herein to the contrary, but subject to the provisions of Section 11.2(k), in no event shall there be any adjustments to the Purchase Price or other remedies provided by Gastar for any Title Defect unless the sum of the aggregate Title Defect Amounts of all Title Defects (but excluding any such Title Defects cured by Gastar), exceeds the Title Deductible, after which point Newfield shall be entitled to downward adjustments to the Purchase Price, but only with respect to the amount by which the aggregate amount of such Title Defect Amounts exceeds the Title Deductible. For the avoidance of doubt, if Gastar retains any Title Defect Property pursuant to Section 11.2(d)(ii), the Title Defect Amount related to such Title Defect Property will not be counted towards the Title Deductible.

Near Term Expiration Leases. Notwithstanding anything to contrary in this Agreement, Title Defect Amounts resulting from Title Defects which are Near Term Expiration Leases shall not be subject to the Title Defect Deductible and shall not count toward the deductible, and any such Title Defect Amounts shall result in adjustments to the Purchase Price without regard to the Title Defect Deductible.

Title Dispute Resolution. Gastar and Newfield shall attempt to agree on matters regarding (i) all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts, and (ii) the adequacy of any curative materials provided by Gastar to cure an alleged Title Defect (the “Disputed Title Matters”) prior to Closing. If Gastar and Newfield are unable to agree by Closing (or by the end of the Cure Period if Gastar elects to attempt to cure a Title Defect after Closing), the Disputed Title Matters shall be exclusively and finally resolved pursuant to this Section 11.2(l). At Closing, the Parties agree to instruct the Escrow Agent to retain a portion of the Deposit representing the reasonably asserted Title Defect Amount for such Disputed Title Matters. If such Title Defect Amounts (plus the Title Defect Amounts to be escrowed pursuant to Section 11.2(c) and the Offset Title Defect Amounts to be escrowed pursuant to Exhibit E) exceed the Deposit, Newfield shall deposit with the Escrow Agent a portion of the amount described in Section 9.3(e) equal to such excess (without duplication). There shall be a single arbitrator, who shall be a title attorney with at least ten (10) years’ experience in oil and gas titles in Oklahoma, as selected by mutual agreement of Newfield and Gastar within fifteen (15) days after the end of the Cure Period, and absent such agreement, by the Houston office of the American Arbitration Association (the “Title Arbitrator”). The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 11.2(l). The Title Arbitrator’s determination shall be made within twenty (20) days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making its determination, the Title Arbitrator shall be bound by the rules set forth in Section 11.2(g) and Section 11.2(i) and, subject to the foregoing, may consider such other matters as in the opinion of the Title Arbitrator are necessary to make a proper determination. The Title Arbitrator, however, may not award the Newfield a greater Title Defect Amount than the Title Defect Amount claimed by Newfield in its applicable Title Defect Notice. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific Disputed Title Matter submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Gastar and Newfield shall each bear its own legal fees and other costs of presenting its case. Each of Gastar and Newfield shall bear one-half of the costs and expenses of the Title Arbitrator. To the extent that the award of the Title Arbitrator with respect to any Title Defect Amount or Title Benefit amount is not taken into account as an adjustment of the Purchase Price pursuant to Section 3.3, then within ten (10) days after the Title Arbitrator delivers written notice to Newfield and Gastar of his award with respect to a Title Defect Amount or a Title Benefit Amount and, subject to Section 11.2(j), (i) Newfield shall pay to Gastar the amount, if any, so awarded by the Title Arbitrator to Gastar, and (ii) Gastar shall pay to Newfield the amount, if any, so awarded by the Title Arbitrator to Newfield. Nothing herein shall operate to cause Closing to be delayed on account of any arbitration conducted pursuant to this Section 11.2(l) and, to the extent any adjustments are not agreed upon by the Parties as of Closing, upon resolution of the Title Disputed Matters as described in this Section 11.2(l), the Parties shall instruct the Escrow Agent to disburse the escrowed funds in accordance with such resolution.

Preferential Purchase Rights and Consents to Assign.

With respect to each Preferential Purchase Right set forth in Schedule 4.10, Gastar shall, no later than five (5) Business Days after full execution of this Agreement, send to the holder of each such Preferential Purchase Right a notice in material compliance with the contractual provisions applicable to such Preferential Purchase Right.

If, prior to Closing, any holder of a Preferential Purchase Right notifies Gastar that it intends to consummate the purchase of the Asset to which its Preferential Purchase Right applies, then the Asset subject to such Preferential Purchase Right shall be excluded from the Assets to be assigned to Newfield at Closing (but only to the extent of the portion of such Asset affected by the Preferential Purchase Right), and the Purchase Price shall be reduced by the Allocated Value of the Asset (or portion thereof) so excluded. Gastar shall be entitled to all proceeds paid by any Person exercising a Preferential Purchase Right prior to Closing. If such holder of such Preferential Purchase Right thereafter fails (without excuse) to consummate the purchase of the Asset (or portion thereof) covered by such Preferential Purchase Right on or before sixty (60) days following the Closing Date, (A) Gastar shall so notify Newfield, (B) Newfield shall purchase, on or before ten (10) days following receipt of such notice, such Asset (or portion thereof) that was so excluded from Gastar, under the terms of this Agreement and for a price equal to the amount by which the Purchase Price was reduced at Closing with respect to such excluded Asset (or portion thereof) and (C) Gastar shall assign to Newfield the Asset (or portion thereof) so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment. If, as of Closing, the time for exercising a Preferential Purchase Right which is set forth in Schedule 4.10 has not expired and such Preferential Purchase Right has not been exercised or waived, then the Asset subject to such Preferential Purchase Right shall be included in the Assets to be assigned to Newfield at Closing, and Newfield shall be solely responsible for complying with the terms of such Preferential Purchase Right and shall be entitled to the proceeds, if any, associated with the exercise of such Preferential Purchase Right.

All Assets for which any applicable Preferential Purchase Right which is set forth in Schedule 4.10 has been waived or as to which the period to exercise the applicable Preferential Purchase Right has expired without exercise by the holder thereof, in each case, prior to Closing, shall be sold to Newfield at Closing pursuant to the provisions of this Agreement.

With respect to each Consent set forth in Schedule 4.4, Gastar shall, no later than five (5) Business Days after full execution of this Agreement, send to the holder of each such Consent a notice in material compliance with the contractual provisions applicable to such Consent seeking such holder’s consent to the transactions contemplated hereby.

Subject to the Gastar’s delivery obligations described in Section 11.3(b) above, if (A) Gastar fails to obtain a Consent set forth in Schedule 4.4 prior to Closing and the failure to obtain such Consent would cause (1) the assignment of the Assets affected thereby to Newfield to be void or (2) the termination of a Lease or Contract under the express terms thereof or (B) a Consent requested by Gastar is denied in writing, then, in each case, the Asset (or portion thereof) affected by such un-obtained Consent shall be excluded from the Assets to be assigned to Newfield at Closing, and the Purchase Price shall be reduced by the Allocated Value of such Asset (or portion thereof) so excluded. In the event that a Consent (with respect to an Asset excluded pursuant to this Section 11.3(b)(i)) that was not obtained prior to Closing is obtained within one hundred and eighty (180) days following Closing, then, within ten (10) days after such Consent is obtained (x) Newfield shall purchase the Asset (or portion thereof) that was so excluded as a result of such previously un-obtained Consent and pay to Gastar the amount by which the Purchase Price was reduced at Closing with respect to the Asset (or portion thereof) so excluded and (y) Gastar shall assign to Newfield the Asset (or portion thereof) so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment.

If (A) Gastar fails to obtain a Consent set forth in Schedule 4.4 prior to Closing and the failure to obtain such Consent would not cause (1) the assignment of the Asset (or portion thereof) affected thereby to Newfield to be void or (2) the termination of a Lease or Contract under the express terms thereof and (B) such Consent requested by Gastar is not denied in writing by the holder thereof, then the Asset (or portion thereof) subject to such un-obtained Consent shall nevertheless be assigned by Gastar to Newfield at Closing as part of the Assets and Newfield shall have no claim against, and Gastar shall have no Liability for, the failure to obtain such Consent.

Prior to Closing, Gastar and Newfield shall use their commercially reasonable efforts to obtain all Consents listed on Schedule 4.4; provided, however, that neither Party shall be required to incur any Liability or pay any money in order to obtain any such Consent. Subject to the foregoing, Newfield agrees to provide Gastar with any information or documentation that may be reasonably requested by Gastar and/or the Third Party holder(s) of such Consents in order to facilitate the process of obtaining such Consents.

Newfield’s Title. Certain of Gastar’s rights with respect to the Offset Assets, including title review with respect to the Offset Assets, shall be governed by the provisions of Exhibit E.

ASSUMPTION; INDEMNIFICATION; SURVIVAL

Assumption by Newfield. Without limiting Newfield’s rights to indemnity under this Article XII, and excepting the Retained Obligations in all cases, from and after Closing, Newfield assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all obligations and Liabilities, known or unknown, arising from, based upon, related to or associated with the Assets, regardless of whether such obligations or Liabilities arose prior to, on or after the Effective Time, including obligations and Liabilities relating in any manner to the use, ownership or operation of the Assets, including obligations to (a) Decommission the Assets (the “Decommissioning Obligations”), (b) investigate and remediate any contamination from the presence, disposal or other release of Hazardous Substances under applicable Environmental Laws applicable to the Assets, and (c) perform all obligations applicable to or imposed on the lessee, owner or operator under the Leases, as well as those arising under any Applicable Contracts or as required by Law, (all of said obligations and Liabilities, subject to the exclusions below, herein being referred to as the “Assumed Obligations”); provided that (i) Newfield does not assume any obligations or Liabilities of Gastar (including the

Retained Obligations) to the extent that they are attributable to or arise out of the ownership, use or operation of the Excluded Assets and (ii) Newfield does not assume any obligations under any Unknown AMI Agreements until the second anniversary of the Closing Date, whereupon Newfield shall assume such obligations only to the extent accruing after such second anniversary of the Closing Date.

Assumption by Gastar. Without limiting Gastar’s rights to indemnity under this Article XII, and excepting the Offset Retained Obligations in all cases, from and after Closing, Gastar assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all obligations and Liabilities, known or unknown, arising from, based upon, related to or associated with the Offset Assets, regardless of whether such obligations or Liabilities arose prior to, on or after the Effective Time, including obligations and Liabilities relating in any manner to the use, ownership or operation of the Offset Assets, including obligations to (a) Decommission the Offset Assets (the “Offset Decommissioning Obligations”), (b) investigate and remediate any contamination from the presence, disposal or other release of Hazardous Substances under applicable Environmental Laws applicable to the Offset Assets, and (c) perform all obligations applicable to or imposed on the lessee, owner or operator under the Offset Leases, as well as those arising under any Offset Applicable Contracts or as required by Law, (all of said obligations and Liabilities, subject to the exclusions below, herein being referred to as the “Offset Assumed Obligations”); provided that (i) Gastar does not assume any obligations or Liabilities of Newfield (including the Offset Retained Obligations) to the extent that they are attributable to or arise out of the ownership, use or operation of the Offset Excluded Assets and (ii) Gastar does not assume any obligations under any Offset Unknown AMI Agreements until the second anniversary of the Closing Date, whereupon Gastar shall assume such obligations only to the extent accruing after such second anniversary of the Closing Date.

Indemnities of Gastar. Effective as of Closing, subject to the limitations set forth in Section 12.5 and Section 12.9 or otherwise in this Agreement, Gastar shall be responsible for, shall pay on a current basis and hereby defends, indemnifies, holds harmless and forever releases Newfield and its Affiliates, and all of its and their respective equityholders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, “Newfield Indemnified Parties”) from and against any and all Liabilities, whether or not relating to Third Party Claims or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, arising from, based upon, related to or associated with:

any breach by Gastar of any of its representations or warranties contained in Article IV;

any breach by Gastar of any of its covenants or agreements under this Agreement;

the Retained Obligations; and

the Offset Assumed Obligations.

Indemnities of Newfield. Effective as of Closing, Newfield and its successors and assigns shall assume and be responsible for, shall pay on a current basis, and hereby defends, indemnifies, holds harmless and forever releases Gastar and its Affiliates, and all of its and their respective equityholders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, “Gastar Indemnified Parties”) from and against any and all Liabilities, whether or not relating to Third Party Claims or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, arising from, based upon, related to or associated with:

any breach by Newfield of any of its representations or warranties contained in Article V;

any breach by Newfield of any of its covenants or agreements under this Agreement;

the Assumed Obligations; and

the Offset Retained Obligations

Limitation on Liability. Except for Liabilities arising in connection with the Retained Obligations and Offset Retained Obligations, which shall not be subject to this Section 12.5:

Limitations on Gastar Indemnification.

Gastar shall not have any liability for any indemnification under Section 12.3 (a) and (b) of this Agreement (i) for any individual Liability unless the amount with respect to such Liability exceeds $50,000, and (ii) until and unless the aggregate amount of all Liabilities for which Claim Notices are delivered by Newfield exceeds the Indemnity Deductible, and then only to the extent such Liabilities exceed the Indemnity Deductible; provided that the adjustments to the Purchase Price under Section 3.3 and any payments in respect thereof shall not be limited by this Section 12.5(a).

Notwithstanding anything to the contrary contained in this Agreement, Gastar shall not be required to indemnify Newfield for aggregate Liabilities in excess of twenty percent (20%) of the Purchase Price; provided that the adjustments to the Purchase Price under Section 3.3 and any payments in respect thereof shall not be limited by this Section 12.5(a)(ii), and all such adjustments shall be disregarded for purposes of calculating the limit of Gastar’s obligation to Newfield under this Section 12.5(a)(ii).

Limitations on Newfield Indemnification.

Newfield shall not have any liability for any indemnification under Section 12.4 (a) and (b) of this Agreement (i) for any individual Liability unless the amount with respect to such Liability exceeds $25,000, and (ii) until and unless the aggregate amount of all Liabilities for which Claim Notices are delivered by Gastar exceeds the Offset Indemnity Deductible, and then only to the extent such Liabilities exceed the Offset Indemnity Deductible; provided that the adjustments to the Purchase Price under Section 3.3 and any payments in respect thereof shall not be limited by this Section 12.5(b).

Notwithstanding anything to the contrary contained in this Agreement, Newfield shall not be required to indemnify Gastar for aggregate Liabilities in excess of $400,000; provided that the adjustments to the Purchase Price under Section 3.3 and any payments in respect thereof shall not be limited by this Section 12.5(b)(ii), and all such adjustments shall be disregarded for purposes of calculating the limit of Newfield’s obligation to Gastar under this Section 12.5(b)(ii).

The foregoing Sections 12.5(a) and (b) shall not apply in any way to Gastar’s obligation under Sections 12.3(c) and 12.3(d) and Newfield’s obligations under 12.4(c) and 12.4(d).

Express Negligence. EXCEPT AS OTHERWISE PROVIDED IN SECTION 10.1(a)(ii) AND SECTION 10.1(b)(ii), THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS, RELEASE AND ASSUMED OBLIGATIONS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY. NEWFIELD AND GASTAR ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS “CONSPICUOUS.”

Exclusive Remedy.

Notwithstanding anything to the contrary contained in this Agreement, the Parties agree that, from and after Closing, Section 6.5, Section 6.6, Section 10.1(a)(ii), Section 10.1(b)(ii), Section 11.2(l), Section 12.3 and Section 12.4 contain the Parties’ exclusive remedies against each other with respect to the transactions contemplated hereby, including breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement or in any document or certificate delivered pursuant to this Agreement.

Except as specified in Section 12.3, effective as of Closing, Newfield, on its own behalf and on behalf of the Newfield Indemnified Parties, hereby releases, remises and forever discharges Gastar and its Affiliates and all of such Persons’ equity holders, partners, members, directors, officers, employees, agents and representatives from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, Liabilities, interest or causes of action whatsoever, in Law or in equity, known or unknown, which Newfield or the Newfield Indemnified Parties might now or subsequently have, based on, relating to or arising out of this Agreement, the transactions contemplated by this Agreement, the ownership, use or operation of any of the Assets prior to Closing or the condition, quality, status or nature of any of the Assets prior to Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution and rights under insurance maintained by Gastar or any of its Affiliates.

Except as specified in Section 12.4, effective as of Closing, Gastar, on its own behalf and on behalf of the Gastar Indemnified Parties, hereby releases, remises and forever discharges Newfield and its Affiliates and all of such Persons’ equity holders, partners, members, directors, officers, employees, agents and representatives from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, Liabilities, interest or causes of action whatsoever, in Law or in equity, known or unknown, which Gastar or the Gastar Indemnified Parties might now or subsequently have, based on, relating to or arising out of this Agreement, the transactions contemplated by this Agreement, the ownership, use or operation of any of the Offset Assets prior to Closing or the condition, quality, status or nature of any of the Offset Assets prior to Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution and rights under insurance maintained by Newfield or any of its Affiliates.

Indemnification Procedures. All claims for indemnification under Section 10.1(a)(ii), Section 10.1(b)(ii), Section 12.3 and Section 12.4 shall be asserted and resolved as follows:

For purposes of Section 10.1(a)(ii), Section 10.1(b)(ii) and this ARTICLE XII, the term “Indemnifying Party” when used in connection with particular Liabilities shall mean the Party or Parties having an obligation to indemnify another Party or Parties with respect to such Liabilities pursuant to Section 10.1(a)(ii), Section 10.1(b)(ii) or this ARTICLE XII, and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the Party or Parties having the right to be indemnified with respect to such Liabilities by another Party or Parties pursuant to Section 10.1(a)(ii), Section 10.1(b)(ii) or this ARTICLE XII.

To make claim for indemnification under Section 10.1(a)(ii), Section10.1(b)(ii), Section 12.3 and Section 12.4, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 12.8, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 12.8(b) shall not relieve the Indemnifying Party of its obligations under Section 10.1(a)(ii), Section 10.1(b)(ii), Section 12.3 or Section 12.4 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

If the Indemnifying Party admits its liability to defend the Indemnified Party against a Third Party Claim, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Indemnified Party against such Third Party Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, at its own expense, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 12.8(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Third Party Claim or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

If the Indemnifying Party does not admit its liability or admits its liability to defend the Indemnified Party against a Third Party Claim, but fails to diligently prosecute, indemnify against or settle the Third Party Claim, then, subject to the Indemnifying Party’s right to dispute such liability, the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its liability to defend the Indemnified Party against a Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its liability to indemnify the Indemnified Party from and against the liability and consent to such settlement and (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement, or (iii) deny liability. Any failure by the Indemnifying Party to respond to such notice shall be deemed to be an election under subsection (i) above.

In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its liability for such Liability or (iii) dispute the claim for such Liabilities. If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the amount of such Liabilities shall conclusively be deemed a liability of the Indemnifying Party hereunder.

Survival.

Except for the Specified Representations, the representations and warranties of the Parties in Article IV and Article V and the covenants and agreements of the Parties in Section 9.4 shall survive Closing for a period of nine (9) months. The Specified Representations shall survive Closing without time limit. Subject to the foregoing and Section 12.9(b), the remainder of this Agreement shall survive Closing without time limit. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration; provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

The indemnities in Section 12.3(a), Section 12.3(b), Section 12.4(a) and Section 12.4(b) shall terminate as of the expiration date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such expiration date. Gastar’s indemnities in Section 12.3(c) and Section 12.3(d) shall survive Closing without time limit, and Section 12.3(d) shall be deemed a covenant running with the Offset Assets (provided that Gastar and its successors and assigns shall not be released from any of, and shall remain jointly and severally liable to the Newfield Indemnified Parties for, the obligations and Liabilities of Gastar under such Section of this Agreement upon any transfer or assignment of any Offset Asset). Newfield’s indemnities in Section 10.1(a)(ii), Section 10.1(b)(ii), and Section 12.4(c) shall survive Closing without time limit, and Section 12.4(c) shall be deemed a covenant running with the Assets (provided that Newfield and its successors and assigns shall not be released from any of, and shall remain jointly and severally liable to the Gastar Indemnified Parties for, the obligations and Liabilities of Newfield under such Sections of this Agreement upon any transfer or assignment of any Asset).

Waiver of Right to Rescission. Gastar and Newfield acknowledge that, following Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money shall be adequate compensation, following Closing, Newfield and Gastar waive any right to rescind this Agreement or any of the transactions contemplated hereby.

Insurance, Taxes. The amount of any Liabilities for which any of the Newfield Indemnified Parties or Gastar Indemnified Parties is entitled to indemnification under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement shall be reduced by any corresponding (a) Tax benefit created or generated by the incurrence of the Liability or (b) insurance proceeds from insurance policies carried by a Party realized or that could reasonably be expected to be realized by such Party if a claim were properly pursued under the relevant insurance arrangements.

Non-Compensatory Damages. None of the Newfield Indemnified Parties nor Gastar Indemnified Parties shall be entitled to recover from Gastar or Newfield, as applicable, or their respective Affiliates, any special, indirect, consequential, punitive, exemplary, remote or speculative damages arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such Party suffers such damages to a Third Party, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, Newfield, on behalf of each of the Newfield Indemnified Parties, and Gastar, on behalf of each of Gastar Indemnified Parties, each waive any right to recover any special, indirect, consequential, punitive, exemplary, remote or speculative damages arising in connection with or with respect to this Agreement or the transactions contemplated hereby.

Disclaimer of Application of Anti-Indemnity Statutes. THE PARTIES ACKNOWLEDGE AND AGREE THAT THE PROVISIONS OF ANY ANTI-INDEMNITY STATUTE RELATING TO OILFIELD SERVICES AND ASSOCIATED ACTIVITIES SHALL NOT BE APPLICABLE TO THIS AGREEMENT AND/OR THE TRANSACTIONS CONTEMPLATED HEREBY.

TERMINATION, DEFAULT AND REMEDIES

Right of Termination. This Agreement and the transactions contemplated herein may be terminated at any time prior to Closing:

by Gastar, at Gastar’s option, if any of the conditions set forth in Article VIII have not been satisfied on or before the Closing Date and, following written notice thereof from Gastar to Newfield specifying the reason such condition is unsatisfied (including any breach by Newfield of this Agreement), such condition remains unsatisfied for a period of ten (10) Business Days after Newfield’s receipt of written notice thereof from Gastar; or

by Newfield, at Newfield’s option, if any of the conditions set forth in Article VII have not been satisfied on or before the Closing Date and, following written notice thereof from Newfield to Gastar specifying the reason such condition is unsatisfied (including any breach by Gastar of this Agreement), such condition remains unsatisfied for a period of ten (10) Business Days after Gastar’s receipt of written notice thereof from Newfield; or

by Gastar or Newfield if Closing shall not have occurred on or before August 31, 2013;

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (a), (b) or (c) above if such Party or its Affiliates are at such time in material breach of this Agreement.

Effect of Termination. If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 13.1 hereof, then, except as provided in Section 3.2 and except for the provisions of Sections 10.1(a)(ii), 10.2, 10.3, 12.12, this Section 13.2, Section 13.3, Article I and Article XIV (other than Sections 14.2(b), 14.7 and 14.8) and such of the defined terms set forth in Appendix A to give context to such Sections, this Agreement shall forthwith become void, and the Parties shall have no liability or obligation hereunder except and to the extent such termination results from the material breach by a Party of any of its covenants or agreements hereunder in which case the other Party shall have the right to seek all remedies available at law or in equity, including specific performance, for such material breach; provided that if Gastar is entitled to and elects to retain the Deposit as liquidated damages pursuant to Section 3.2, then such retention shall constitute full and complete satisfaction of any and all damages Gastar may have against Newfield. The provision for payment of liquidated damages in this Section 13.2 has been included because, in the event of a termination of this Agreement permitting Gastar to retain the Deposit, the actual damages to be incurred by Gastar can reasonably be expected to approximate the amount of liquidated damages called for herein and because the actual amount of such damages would be difficult if not impossible to measure accurately.

Return of Documentation and Confidentiality. Upon termination of this Agreement, Newfield shall return to Gastar information furnished by Gastar to Newfield or prepared by or on behalf of Newfield in connection with its due diligence investigation of the Assets, and an officer of Newfield shall certify same to Gastar in writing. Upon termination of this Agreement, Gastar shall return to Newfield information furnished by Newfield to Gastar or prepared by or on behalf of Gastar in connection with its due diligence investigation of the Offset Assets, and an officer of Gastar shall certify same to Newfield in writing.

MISCELLANEOUS

Appendices, Exhibits and Schedules. All of the Appendices, Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement. Each Party to this Agreement and its counsel has received a complete set of Appendices, Exhibits and Schedules prior to and as of the execution of this Agreement.

Expenses and Taxes.

Except as otherwise specifically provided, all fees, costs and expenses incurred by Newfield or Gastar in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including, legal and accounting fees, costs and expenses.

All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Assets to Newfield shall be borne by Newfield. Gastar shall retain responsibility for, and shall bear and pay, all federal, state, local and foreign income, franchise and similar Taxes incurred or imposed with respect to (i) the transactions relating to the Assets described in this Agreement or (ii) the ownership of the Assets or the receipt of proceeds therefrom for all periods prior to the Closing Date. Newfield shall assume responsibility for, and shall bear and pay, all state sales and use Taxes and real property transfer and documentary stamp Taxes incurred or imposed with respect to the transactions relating to the Assets as described in this Agreement (“Asset Transfer Taxes”). Except to the extent reflected in the computation of the Adjusted Purchase Price pursuant to Section 3.3, (i) Gastar shall retain responsibility for, and shall bear and pay, all Asset Taxes with respect to the Assets for any period or portion thereof prior to the Effective Time (for purposes of this Section, the period for ad valorem and property Taxes begins on January 1st and ends on December 31st of the particular year), and (ii) Newfield shall be responsible for, and shall bear and pay, all such Asset Taxes with respect to the Assets for any period or portion thereof that begins on or after the Effective Time. For purposes of this Agreement, the foregoing proration of ad valorem and property Taxes for any tax period that begins before and ends after the Effective Time shall be accomplished at Closing based on the ratio of the number of days in the year prior to (for Gastar) and on and after (for Newfield) the Effective Time to the total number of days in the year as applied to the amount of ad valorem and property Taxes for the most recent year for which the amount of such Taxes can be finally determined at Closing. Upon determination of the actual amount of Asset Taxes, to the extent not taken into account at Closing, Gastar shall pay to Newfield, or Newfield shall pay to Gastar, as appropriate, any amount necessary to cause each of Gastar and Newfield to bear its appropriate share of the Asset Taxes as determined pursuant to this Section 14.2(b). Newfield shall be responsible for delivering payment to the Taxing Authorities of all ad valorem and property Taxes for the current year.

All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Offset Assets to Gastar shall be borne by Gastar. Newfield shall retain responsibility for, and shall bear and pay, all federal, state, local and foreign income, franchise and similar Taxes incurred or imposed with respect to (i) the transactions relating to the Offset Assets described in this Agreement or (ii) the ownership of the Offset Assets or the receipt of proceeds therefrom for all periods prior to the Closing Date. Gastar shall assume responsibility for, and shall bear and pay, all state sales and use Taxes and real property transfer and documentary stamp Taxes incurred or imposed with respect to the transactions relating to the Offset Assets described in this Agreement (“Offset Asset Transfer Taxes”). Except to the extent reflected in the computation of the Adjusted Purchase Price pursuant to Section 3.3, (i) Newfield shall retain responsibility for, and shall bear and pay, all Offset Asset Taxes for any period or portion thereof prior to the Effective Time (for purposes of this Section, the period for ad valorem and property Taxes begins on January 1st and ends on December 31st of the particular year), and (ii) Gastar shall be responsible for, and shall bear and pay, all such Offset Asset Taxes for any period or portion thereof that begins on or after the Effective Time. For purposes of this Agreement, the foregoing proration of ad valorem and property Taxes for any tax period that begins before and ends after the Effective Time as they relate to the Offset Assets shall be accomplished at Closing based on the ratio of the number of days in the year prior to (for Newfield) and on and after (for Gastar) the Effective Time to the total number of days in the year as applied to the amount of ad valorem and property Taxes for the most recent year for which the amount of such Taxes can be finally determined at Closing. Upon determination of the actual amount of Offset Asset Taxes, to the extent not taken into account at Closing, Newfield shall pay to Gastar, or Gastar shall pay to Newfield, as appropriate, any amount necessary to cause each of Newfield and Gastar to bear its appropriate share of the Offset Asset Taxes as determined pursuant to this Section 14.2(c). Gastar shall be responsible for delivering payment to the Taxing Authorities of all ad valorem and property Taxes as they relate to the Offset Assets for the current year.

Assignment. This Agreement may not be assigned by Newfield without prior written consent of Gastar. In the event Gastar consents to any such assignment, such assignment shall not relieve Newfield of any obligations and responsibilities hereunder. Any assignment or other transfer by Newfield or its successors and assigns of any of the Assets shall not relieve Newfield or its successors or assigns of any of their obligations (including indemnity obligations) hereunder, as to the Assets so assigned or transferred.

Preparation of Agreement. Both Gastar and Newfield and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

Publicity. Gastar and Newfield shall promptly consult with each other with regard to all press releases or other public or private announcements issued or made at or prior to Closing concerning this Agreement or the transactions contemplated herein, and, except as may be required by applicable Laws or the applicable rules and regulations of any Governmental Authority or stock exchange, neither Newfield nor Gastar shall issue any such press release or other public or private announcement without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed except that the use of Newfield’s name or the identification of Newfield in any press release or announcement shall be within Newfield’s sole discretion.

Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, or sent by electronic mail (“email”) transmission (provided that a receipt of such email is requested and received), addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

If to Gastar:

Gastar Exploration USA, Inc.

1331 Lamar, Suite 650

Houston, Texas 77010

Attention: Henry J. Hansen

Email: hhansen@gastar.com

Copy to (which shall not constitute notice): John B. Connally

Email: jconnally@velaw.com

If to Newfield:

Newfield Exploration Mid-Continent Inc.

One Williams Center, Suite 1900

Tulsa, OK 74172

Attention: Land Manager: Steve R. Boudreau

Email: sboudreau@newfield.com

Copy to: Eric A. Hillerman

Email: ehillerman@newfield.com

Any notice given in accordance herewith shall be deemed to have been given only when delivered to the addressee in person, or by courier, or transmitted by email transmission during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day). The Parties hereto may change the address and the email address to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 14.6.

Further Cooperation. After Closing, Newfield and Gastar shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer, and shall take such other actions as any Party may reasonably request, to convey and deliver (i) the Assets to Newfield, to perfect Newfield’s title thereto, and to accomplish the orderly transfer of the Assets to Newfield in the manner contemplated by this Agreement and (ii) the Offset Assets to Gastar, to perfect Gastar’s title thereto, and to accomplish the orderly transfer of the Offset Assets to Gastar in the manner contemplated by this Agreement.

Filings, Notices and Certain Governmental Approvals.

Promptly after Closing, Newfield shall (a) record all assignments of the Assets executed at Closing in the records of the applicable Governmental Authority (including any federal or state agencies, if applicable), (b) if applicable, send notices to vendors supplying goods and services for the Assets and to the operator of such Assets of the assignment of such Assets to Newfield, (c) actively pursue the unconditional approval of all applicable Governmental Authorities of the assignment of the Assets to Newfield and (d) actively pursue all other consents and approvals that may be required in connection with the assignment of the Assets to Newfield and the assumption of the Liabilities assumed by Newfield hereunder, in each case, that shall not have been obtained prior to Closing. Newfield obligates itself to take any and all action required by any Governmental Authority in order to obtain such unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.

Promptly after Closing, Gastar shall (a) record all assignments of the Offset Assets executed at Closing in the records of the applicable Governmental Authority (including any federal or state agencies, if applicable), (b) if applicable, send notices to vendors supplying goods and services for the Offset Assets and to the operator of such Offset Assets of the assignment of such Offset Assets to Gastar, (c) actively pursue the unconditional approval of all applicable Governmental Authorities of the assignment of the Offset Assets to Gastar and (d) actively pursue all other consents and approvals that may be required in connection with the assignment of the Offset Assets to Gastar and the assumption of the Liabilities assumed by Gastar hereunder, in each case, that shall not have been obtained prior to Closing. Gastar obligates itself to take any and all action required by any Governmental Authority in order to obtain such unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.

Entire Agreement; Conflicts. THIS AGREEMENT, THE APPENDICES, EXHIBITS AND SCHEDULES HERETO, THE TRANSACTION DOCUMENTS COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL.

Parties in Interest. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of Gastar and Newfield and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their successors and permitted assigns, or the Parties’ respective related Indemnified Parties hereunder any rights, remedies, obligations or Liabilities under or by reason of this Agreement; provided that only a Party and its successors and assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Parties (but shall not be obligated to do so). Nothing in this Agreement or otherwise, express or implied, shall be construed as a waiver or relinquishment of any protection either Party may have at law or equity as an “innocent purchaser for value” or under any similar doctrine.

Amendment. This Agreement may be amended only by an instrument in writing executed by the Parties hereto against whom enforcement is sought.

Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of Gastar or Newfield or their respective officers, employees, agents, or representatives and no failure by Gastar or Newfield to exercise any of its rights under this Agreement shall, in each case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty. The rights of Gastar and Newfield under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

Governing Law; Jurisdiction.

This Agreement and any claim, controversy or dispute arising under or related to this Agreement or the transactions contemplated hereby or the rights, duties and relationship of the parties hereto and thereto, shall be governed by and construed and enforced in accordance with the laws of the State of Texas, excluding any conflicts of law, rule or principle that might refer construction of provisions to the Laws of another jurisdiction.

The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties hereto arising out of this Agreement (other than the matters covered by Section 11.2(l) above), the Transaction Documents or the transactions contemplated hereby shall be any state or federal court in Harris County, Texas and each of the Parties hereto irrevocably submits to the jurisdiction of such courts solely in respect of any proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement, the Transaction Documents or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts. The Parties further agree, to the extent permitted by Law, that a final and nonappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

To the extent that any Party hereto or any of its Affiliates has acquired, or hereafter may acquire, any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party (on its own behalf and on behalf of its Affiliates) hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 14.13(b).

THE PARTIES HERETO AGREE THAT THEY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

NORM, Asbestos, Wastes and Other Substances. Newfield acknowledges that the Assets have been used for exploration, development, and production of oil and gas and that there may be petroleum, produced water, wastes or other substances or materials located in, on or under the Assets or associated with the Assets. Equipment and sites included in the Assets may contain asbestos, NORM or other Hazardous Substances. NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms. The wells, materials and equipment located on the Assets or included in the Assets may contain NORM, asbestos and other wastes or Hazardous Substances. NORM containing material and/or other wastes or Hazardous Substances may have come in contact with various environmental media, including, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Assets. Gastar acknowledges that the Offset Assets have been used for exploration, development, and production of oil and gas and that there may be petroleum, produced water, wastes or other substances or materials located in, on or under the Offset Assets or associated with the Offset Assets. Equipment and sites included in the Offset Assets may contain asbestos, NORM or other Hazardous Substances. NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms. The wells, materials and equipment located on the Offset Assets or included in the Offset Assets may contain NORM, asbestos and other wastes or Hazardous Substances. NORM containing material and/or other wastes or Hazardous Substances may have come in contact with various environmental media, including, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Offset Assets

Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, Gastar and Newfield have executed this Agreement as of the date first written above.

GASTAR:

GASTAR EXPLORATION USA, INC.

By:	/s/ Henry J. Hansen
Name:	Henry J. Hansen
Title:	Vice President, Land

NEWFIELD:

NEWFIELD EXPLORATION MID-CONTINENT INC.

By:	/s/ Gary D. Packer
Name:	Gary D. Packer
Title:	President

APPENDIX A

ATTACHED AND MADE A PART OF THAT CERTAIN PURCHASE AND SALE

AGREEMENT DATED AS OF JULY 2, 2013, BY AND BETWEEN GASTAR AND

NEWFIELD.

DEFINED TERMS

“Acquiring Party” shall have the meaning set forth in Section 6.5(b).

“Adjusted Purchase Price” shall have the meaning set forth in Section 3.3.

“Affiliate” shall mean any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another Person. The term “control” and its derivatives with respect to any Person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the introductory paragraph herein.

“Allocated Values” shall have the meaning set forth in Section 3.5.

“AMI” shall mean the sections described on Exhibit K.

“AMI Assignments” shall have the meaning set forth in Section 6.5(d).

“Applicable Contracts” shall mean all Contracts to which Gastar is a party or is bound relating to any of the Assets and (in each case) that will be binding on Newfield after Closing, including: communitization agreements; net profits agreements; production payment agreements; area of mutual interest agreements; joint venture agreements; confidentiality agreements; farmin and farmout agreements; bottom hole agreements; crude oil, condensate and natural gas purchase and sale, gathering, transportation and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; and other similar contracts and agreements, but exclusive of any master service agreements and all Contracts relating to the Excluded Assets.

“Assets” shall have the meaning set forth in Section 2.1.

“Asset Taxes” shall mean ad valorem, property, severance, production, sales, use and similar Taxes (which for the avoidance of doubt, does not include income, franchise or similar Taxes or Asset Transfer Taxes) based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom or the receipt of proceeds therefrom.

“Asset Transfer Taxes” shall have the meaning set forth in Section 14.2(b).

“Assignment” shall mean the Assignment and Bill of Sale from Gastar to Newfield, pertaining to the Assets, substantially in the form attached to this Agreement as Exhibit B.

“Assumed Obligations” shall have the meaning set forth in Section 12.1.

“Breaching Party” shall have the meaning set forth in Section 6.6(c).

“Burden” shall mean any and all royalties (including lessor’s royalty), overriding royalties, production payments, net profits interests and other burdens upon, measured by or payable out of production.

“Business Day” shall mean a day (other than a Saturday or Sunday) on which commercial banks in Houston, Texas are generally open for business.

“Chesapeake Cooperation Agreement” shall mean that certain Cooperation Agreement dated effective as of June 7, 2013 between Chesapeake Exploration, L.L.C. and Gastar Exploration U.S.A., Inc.

“Claim Notice” shall have the meaning set forth in Section 12.8(b).

“Closing” shall have the meaning set forth in Section 9.1.

“Closing Date” shall have the meaning set forth in Section 9.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Consent” shall have the meaning set forth in Section 4.4.

“Contract” shall mean any written or oral contract, agreement or any other legally binding arrangement, but excluding, however, any Lease, easement, right-of-way, permit or other instrument creating or evidencing an interest in the Assets or the Offset Assets, as applicable, or any real or immovable property related to or used in connection with the operations of any Assets or Offset Assets, as applicable.

“Cure Period” shall have the meaning set forth in Section 11.2(c).

“Customary Post-Closing Consents” shall mean the consents and approvals from Governmental Authorities for the assignment of the Assets to Newfield that are customarily obtained after the assignment of properties similar to the Assets.

“Decommission” shall mean all dismantling and decommissioning activities and obligations as are required by Law or Environmental Law, any Governmental Authority or agreements including all well plugging, replugging and abandonment, facility dismantlement and removal, pipeline and flowline removal, dismantlement and removal of all other property of any kind related to or associated with operations or activities and associated site clearance, site restoration and site remediation.

“Decommissioning Obligations” shall have the meaning set forth in Section 12.1.

“Defensible Title” shall mean such record title of Gastar with respect to the Assets that, as of the Effective Time and the date hereof and subject only to Permitted Encumbrances:

(a) with respect to the Leases within each section (subject to the depth restrictions set forth in Exhibit A), entitles Gastar to not less than the Net Acres set forth in Exhibit A-1 for such section, except for (i) decreases in connection with those operations in which Gastar or its successors or assigns may from and after the date of this Agreement elect to be a non-consenting co-owner (but only as to the wellbore which is the subject of such an election; i.e not as to the Leases within the pooled unit around that wellbore), (ii) decreases resulting from the establishment or amendment from and after the date of this Agreement of pools or units, and (iv) as otherwise set forth in Exhibit A; and

(b) is free and clear of all Encumbrances. No Near Term Expiration Lease shall be considered as having Defensible Title.

“Deposit” shall have the meaning set forth in Section 3.2(a).

“Designated Account” shall have the meaning set forth in Section 3.1.

“Disputed Title Matters” shall have the meaning set forth in Section 11.2(l).

“Effective Time” shall mean 7:00 a.m. (Central Time) on May 1, 2013.

“email” shall have the meaning set forth in Section 14.6.

“Encumbrance” shall mean any lien, mortgage, security interest, pledge, charge or similar encumbrance.

“Environmental Laws” shall mean all applicable Laws in effect as of the date of this Agreement, including common law, relating to the protection of the public health, welfare and the environment, including, those Laws relating to the storage, handling and use of chemicals and other Hazardous Substances and those Laws relating to the generation, processing, treatment, storage, transportation, disposal or other management thereof. The term “Environmental Laws” does not include good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators or recommended by a Governmental Authority.

“Escrow Agent” shall have the meaning set forth in Section 3.2(a).

“Escrowed Amount” shall have the meaning set forth in Section 11.2(c).

“Escrowed Property” shall have the meaning set forth in Section 11.2(c).

“Excluded Assets” shall mean (a) all of Gastar’s corporate minute books, financial records and other business records that relate to Gastar’s business generally (including the ownership and operation of the Assets); (b) to the extent that they do not relate to the Assumed Obligations for which Newfield is providing indemnification hereunder, all trade credits, all accounts, all receivables and all other proceeds, income or revenues attributable to the Assets and attributable to any period of time prior to the Effective Time; (c) to the extent that they do not relate to the Assumed Obligations for which Newfield is providing indemnification hereunder, all claims and causes of action of Gastar arising under or with respect to any Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds); (d) subject to Section 11.2(j) and to the extent that they do not relate to the Assumed Obligations for which Newfield is providing indemnification hereunder, all rights and interests of Gastar (i) under any policy or agreement of insurance or indemnity, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events or damage to or destruction of property; (e) all Specified Wells; (f) all Specified Leases, insofar and only insofar as the Specified Leases are necessary to operate, maintain, produce (including reworking the Specified Wells utilizing only perforations existing as of the Execution Date), or plug and abandon the Specified Wells; (g) all Hydrocarbons produced (i) from the Assets prior to the Effective Time and (ii) from the Specified Wells from and after the Effective Time, and in each case, the proceeds thereof; (h) all Hydrocarbons in, on, under or produced from the Specified Leases (to the extent described in clause (f) above), or such lands pooled or unitized therewith, in each case, from and after the Effective Time and the proceeds thereof; (i) all claims of Gastar or its Affiliates for refunds, credits or loss carry forwards with respect to (i) Asset Taxes allocated to Gastar in accordance with Section 14.2, (ii) income, franchise or similar Taxes imposed on Gastar or (iii) any Taxes attributable to the Excluded Assets; (j) all personal computers and associated peripherals and all radio and telephone equipment; (k) all of Gastar’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (l) all documents and instruments of Gastar that may be protected by an attorney-client privilege; (m) all data that cannot be disclosed to Newfield as a result of confidentiality arrangements under agreements with Third Parties; (n) all audit rights arising under any of the Applicable Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets; (o) all geophysical and other seismic and related technical data and information relating to the Assets which Newfield has not separately agreed in writing to transfer; (p) documents prepared or received by Gastar or its Affiliates with respect to (i) lists of prospective purchasers for such transactions compiled by Gastar, (ii) bids submitted by other prospective purchasers of the Assets, (iii) analyses by Gastar or its Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among Gastar, its respective representatives, and any prospective purchaser other than Newfield and (v) correspondence between Gastar or any of its representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement; (q) any offices, office leases and any personal property located in or on such offices or office leases; (r) any other leases or assets specifically listed in Exhibit F; (s) any Hedge Contracts; (t) any debt instruments; (u) any overriding royalty interests; (v) any mineral fee interests; and (x) any assets described in Section 2.1(c) that are not assignable.

“Execution Date” shall have the meaning set forth in the introductory paragraph herein.

“GAAP” shall mean United States generally accepted accounting principles.

“Gastar” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Gastar Applicable Territory” shall mean shall mean the sections described on Exhibit J.

“Gastar Indemnified Parties” shall have the meaning set forth in Section 12.4.

“Gastar Restricted Assets” shall have the meaning set forth in Section 6.6(a).

“Gastar’s Representatives” shall have the meaning set forth in Section 10.1(b).

“Governmental Authority” shall mean any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or Taxing Authority or power, and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Hazardous Substances” shall mean any pollutants, contaminants, toxins or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws, including NORM and other substances referenced in Section 14.16.

“Hedge Contract” shall mean any Contract to which Gastar is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Hydrocarbons” shall mean oil and gas and other hydrocarbons produced or processed in association therewith.

“Indemnified Party” shall have the meaning set forth in Section 12.8(a).

“Indemnifying Party” shall have the meaning set forth in Section 12.8(a).

“Indemnity Deductible” shall mean five percent (5%) of the Purchase Price.

“Interim Period” shall mean that period of time commencing with the Effective Time and ending at 7:00 a.m. (Central Time) on the Closing Date.

“Knowledge” shall mean (i) with respect to Gastar, the actual knowledge (without investigation) of the following Persons: J. Russell Porter, Michael McCown, Alicia Cook (HSE Manager), Michael Gerlich, Henry J. Hansen, and Richard C. Greer, and (ii) with respect to Newfield, the actual knowledge (without investigation) of the following Persons: Clay Gaspar, Beverly Swaringim, Steve Boudreau, Craig Hunt, and Marcus Bowlin.

“Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority but excludes Environmental Laws.

“Leases” shall have the meaning set forth in Section 2.1(a).

“Liabilities” shall mean any and all claims, causes of action, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines and costs and expenses, including any attorneys’ fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage or environmental damage or costs of investigation and remedial activities.

“Material Adverse Effect” shall mean an event or circumstance that, individually or in the aggregate, results in a material adverse effect on the ownership, operation or value of the Asset(s) affected by such event or circumstance; provided, however, that for purposes of Sections 4.1, 4.3 and 7.1, the material adverse effect must so affect the Assets taken as a whole as currently held as of the date of this Agreement, or have a material adverse effect on the ability of Gastar to consummate the transactions contemplated by this Agreement and perform its obligations hereunder; provided further, however, that a Material Adverse Effect shall not include any material adverse effects resulting from: (a) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (b) any action or omission of Gastar taken in accordance with the terms of this Agreement without the violation thereof or with the prior written consent of Newfield; (c) changes in general market, economic, financial or political conditions (including changes in commodity prices, fuel supply or transportation markets, interest or rates) in the area in which the Assets are located, the United States or worldwide; (d) changes in conditions or developments generally applicable to the oil and gas industry in the area where the Assets are located; (e) acts of God, including hurricanes, storms or other naturally occurring events; (f) acts or failures to act of Governmental Authorities; (g) civil unrest, any outbreak of disease or hostilities, terrorist activities or war or any similar disorder; (h) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; (i) a change in Laws and any interpretations thereof from and after the date of this Agreement; (j) any reclassification or recalculation of reserves in the ordinary course of business; (k) changes in the prices of Hydrocarbons; and (l) natural declines in well performance. For purposes of Section 4.9 (and Section 7.1 and the certificate delivered by Gastar pursuant to Section 9.3(g), in each case to the extent relating to Section 4.9), any obligation(s) to remediate Hazardous Substances in or upon any Assets shall constitute a Material Adverse Effect if such remediation costs, in the aggregate for all such obligations, are equal to or greater than $5,000,000.

“Material Contracts” shall have the meaning set forth in Section 4.8(a).

“Measuring Well” shall have the meaning set forth in Section 6.5(b).

“Near Term Expiration Lease” shall mean a Lease or Offset Lease, as applicable, with a primary term which expires less than 60 days after the Closing Date in the absence of operations upon or production of Hydrocarbons from such Lease or Offset Lease.

“Net Acre” shall mean, as computed separately with respect to each Lease, (a) the number of gross acres in the lands covered by such Lease, multiplied by (b) the undivided percentage interest in oil, gas and other minerals covered by such Lease in such lands, multiplied by (c) Gastar’s Working Interest or undivided interest in such Lease. In order to be counted as a Net Acre for purposes of determining whether Gastar has Defensible Title to the pertinent Lease under Section 11.2, (a) for a Lease in its primary term, Gastar’s Working Interest or undivided interest in such Lease must have an associated Net Revenue Interest of no less than eighty percent (80%), and (b) for a Lease held by production, Gastar’s Working Interest or undivided interest in such Lease must have an associated Net Revenue Interest of no less than seventy-three percent (73%).

“Net Revenue Interest” shall mean, with respect to any Lease (subject to the depth restrictions set forth Exhibit A for such Lease), Gastar’s present and future entitlement to production revenue attributable to Gastar’s Working Interest in such Lease after giving effect to all Burdens upon such Working Interest.

“Newfield” shall have the meaning set forth in the introductory paragraph herein.

“Newfield Applicable Territory” shall mean the sections described on Exhibit I.

“Newfield Indemnified Parties” shall have the meaning set forth in Section 12.3.

“Newfield Material Adverse Effect” shall mean an event or circumstance that, individually or in the aggregate, results in a material adverse effect on the ownership, operation or value of the Offset Asset(s) affected by such event or circumstance; provided, however, that for purposes of Sections 5.1, 5.3 and 8.1, the material adverse effect must so affect the Offset Assets taken as a whole as currently held as of the date of this Agreement, or have a material adverse effect on the ability of Newfield to consummate the transactions contemplated by this Agreement and perform its obligations hereunder; provided further, however, that a Newfield Material Adverse Effect shall not include any material adverse effects resulting from: (a) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (b) any action or omission of Newfield taken in accordance with the terms of this Agreement without the violation thereof or with the prior written consent of Gastar; (c) changes in general market, economic, financial or political conditions (including changes in commodity prices, fuel supply or transportation markets, interest or rates) in the area in which the Offset Assets are located, the United States or worldwide; (d) changes in conditions or developments generally applicable to the oil and gas industry in the area where the Offset Assets are located; (e) acts of God, including hurricanes, storms or other naturally occurring events; (f) acts or failures to act of Governmental Authorities; (g) civil unrest, any outbreak of disease or hostilities, terrorist activities or war or any similar disorder; (h) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; (i) a change in Laws and any interpretations thereof from and after the date of this Agreement; (j) any reclassification or recalculation of reserves in the ordinary course of business; (k) changes in the prices of Hydrocarbons; and (l) natural declines in well performance. For purposes of Section 5.9 and Section 8.1 and the certificate delivered by Newfield pursuant to Section 9.3(h), in each case to the extent relating to Section 5.9, any obligation(s) to remediate Hazardous Substances in or upon any Offset Assets shall constitute a Newfield Material Adverse Effect if such remediation costs, in the aggregate for all such obligations, are equal to or greater than $5,000,000.

“Newfield Restricted Assets” shall have the meaning set forth in Section 6.6(a).

“Newfield’s Representatives” shall have the meaning set forth in Section 10.1(a).

“Non-Compete Restricted Assets” shall have the meaning set forth in Section 6.6(c).

“NORM” shall mean naturally occurring radioactive material.

“Notifed Party” shall have the meaning set forth in Section 6.2.

“Notifying Party” shall have the meaning set forth in Section 6.2.

“Offeree” shall have the meaning set forth in Section 6.5(b).

“Offset Applicable Contracts” shall mean all shall mean any written or oral contract, agreement or any other legally binding arrangement, but excluding, however, any Offset Lease, easement, right-of-way, permit or other instrument creating or evidencing an interest in the Offset Assets or any real or immovable property related to or used in connection with the operations of any Offset Assets to which Newfield is a party or is bound relating to any of the Offset Assets and (in each case) that will be binding on Gastar after Closing, including: communitization agreements; net profits agreements; production payment agreements; area of mutual interest agreements; joint venture agreements; confidentiality agreements; farmin and farmout agreements; bottom hole agreements; crude oil, condensate and natural gas purchase and sale, gathering, transportation and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; and other similar contracts and agreements, but exclusive of any master service agreements.

“Offset Assets” shall mean the Offset Leases, the Offset Units, the Offset Applicable Contracts (to the extent that they may be assigned, and all rights thereunder), and the Offset Records.

“Offset Asset Taxes” shall mean ad valorem, property, severance, production, sales, use and similar Taxes (which for the avoidance of doubt, does not include income, franchise or similar Taxes or Offset Asset Transfer Taxes) based upon or measured by the ownership or operation of the Offset Assets or the production of Hydrocarbons therefrom or the receipt of proceeds therefrom.

“Offset Asset Transfer Taxes” shall have the meaning set forth in Section 14.2(c).

“Offset Assignment” shall mean the Assignment and Bill of Sale from Newfield to Gastar, pertaining to the Offset Assets, substantially in the form attached to this Agreement as Exhibit D.

“Offset Assumed Obligations” shall have the meaning set forth in Section 12.2.

“Offset Consent” shall have the meaning set forth in Section 5.4.

“Offset Decommissioning Obligations” shall have the meaning set forth in Section 12.2.

“Offset Excluded Assets” shall mean (a) all of Newfield’s corporate minute books, financial records and other business records that relate to Newfield’s business generally (including the ownership and operation of the Offset Assets); (b) to the extent that they do not relate to the Offset Assumed Obligations for which Gastar is providing indemnification hereunder, all trade credits, all accounts, all receivables and all other proceeds, income or revenues attributable to the Offset Assets and attributable to any period of time prior to the Effective Time; (c) to the extent that they do not relate to the Offset Assumed Obligations for which Gastar is providing indemnification hereunder, all claims and causes of action of Newfield arising under or with respect to any Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds); (d) to the extent that they do not relate to the Offset Assumed Obligations for which Gastar is providing indemnification hereunder, all rights and interests of Newfield (i) under any policy or agreement of insurance or indemnity, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events or damage to or destruction of property; (e) all claims of Newfield or its Affiliates for refunds, credits, or loss carry forwards with respect to (i) Offset Asset Taxes allocated to Newfield in accordance with Section 14.2, (ii) income, franchise, or similar Taxes imposed on Newfield, or (iii) any Taxes attributable to the Offset Excluded Assets; (f) all personal computers and associated peripherals and all radio and telephone equipment; (g) all of Newfield’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (h) all documents and instruments of Newfield that may be protected by an attorney-client privilege; (i) all data that cannot be disclosed to Gastar as a result of confidentiality arrangements under agreements with Third Parties; (j) all audit rights arising under any of the Offset Applicable Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Offset Excluded Assets; (k) all geophysical and other seismic and related technical data and information relating to the Offset Assets which Gastar has not separately agreed in writing to transfer; (l) documents prepared or received by Newfield or its Affiliates with respect to (i) lists of prospective purchasers for such transactions compiled by Newfield, (ii) bids submitted by other prospective purchasers of the Offset Assets, (iii) analyses by Newfield or its Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among Newfield, its respective representatives, and any prospective purchaser other than Gastar and (v) correspondence between Newfield or any of its representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement; (m) any offices, office leases and any personal property located in or on such offices or office leases; (n) any other leases or assets specifically listed in Exhibit F-1; (o) any Hedge Contracts; (p) any debt instruments; (q) any overriding royalty interests; (r) any mineral fee interests; and (s) any Offset Applicable Contracts that are not assignable.

“Offset Indemnity Deductible” shall mean $100,000.

“Offset Leases” shall mean the oil and gas leases of Newfield in Canadian and Kingfisher Counties, Oklahoma set forth in Exhibit C, together with any and all other right, title and interest of Newfield in and to the leasehold estates created thereby, subject to the terms, conditions, covenants, obligations, reservations, and depth restrictions set forth in such leases and/or Exhibit C.

“Offset Net Acres” shall mean as computed separately with respect to each Offset Lease, (a) the number of gross acres in the lands covered by such Offset Lease, multiplied by (b) the undivided percentage interest in oil, gas and other minerals covered by such Offset Lease in such lands, multiplied by (c) Newfield’s Working Interest or undivided interest in such Offset Lease. In order to be counted as an Offset Net Acre for purposes of determining whether Newfield has Offset Defensible Title to the pertinent Offset Lease under Exhibit E, (a) for an Offset Lease in its primary term, Newfield’s Working Interest or undivided interest in such Offset Lease must have an associated Net Revenue Interest of no less than eighty percent (80%), and (b) for an Offset Lease held by production, Newfield’s Working Interest or undivided interest in such Offset Lease must have an associated Net Revenue Interest of no less than seventy-three percent (73%).

“Offset Preferential Purchase Right” shall have the meaning set forth in Section 5.10.

“Offset Records” shall mean all of the files, records, information and data, whether written or electronically stored, primarily relating to the Offset Assets and in Newfield’s or its Affiliates’ possession, including: (i) land and title records (including abstracts of title, title opinions and title curative documents); (ii) Offset Applicable Contract files; and (iii) correspondence.

“Offset Retained Obligations” shall mean any Liabilities, including all Liabilities under Environmental Laws relating to Hazardous Substances, arising from any Offset Excluded Assets but only to the extent such Liabilities arise from the operations of Newfield or arise from any event or condition during Newfield’s ownership period with respect to the pertinent Offset Excluded Asset.

“Offset Units” shall mean all rights and interests in, under or derived from all unitization and pooling agreements in effect with respect to any of the Offset Leases and the units created thereby.

“Offset Unknown AMI Agreements” means an Offset Applicable Contract that includes an area of mutual interest or similar obligation (including any obligation to assign production, revenue or royalty interests) wherein the geographic scope covered by or subject to such obligation consists of at least nine (9) square miles, provided that such Offset Applicable Contract is not filed of record as of the Execution Date or otherwise disclosed to Gastar as of the Execution Date

“Party” and “Parties” shall have the meaning set forth in the introductory paragraph herein.

“Permitted Encumbrances” shall mean:

with respect to the Leases in a given section, the terms and conditions of the Leases and all Burdens with respect thereto, if the net cumulative effect of such Leases and Burdens does not operate to reduce the Net Acres of Gastar with respect to any section;

subject to Section 11.3, preferential rights to purchase and required consents to assignment and similar agreements;

liens for Taxes or assessments not yet due or delinquent;

Customary Post-Closing Consents;

conventional rights of reassignment;

such Title Defects as Newfield may have waived or is deemed to have waived pursuant to the terms of this Agreement;

all applicable Laws and all rights reserved to or vested in any Governmental Authority (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated; or (iv) to enforce any obligations or duties affecting the Assets to any Governmental Authority with respect to any franchise, grant, license or permit;

rights of a common owner of any interest in rights-of-way, permits or easements held by Gastar and such common owner as tenants in common or through common ownership;

easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in the Assets for the purpose of operations, facilities, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment, which, in each case, do not materially impair the operation or use of the Assets as currently operated and used;

vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings by or on behalf of Gastar;

liens created under Leases and/or operating agreements or by operation of Law in respect of obligations that are not yet due;

with respect to any interest in the Assets acquired through compulsory pooling, failure of the records of any Governmental Authority to reflect Gastar as the owner of an Asset;

any Encumbrance affecting the Assets that is discharged by Gastar at or prior to Closing;

any matters referenced and set forth in Exhibit A and all litigation set forth in Schedule 4.7; and

mortgage liens burdening a lessor’s interest in the Assets.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

“Preferential Purchase Right” shall have the meaning set forth in Section 4.10.

“Purchase Price” shall have the meaning set forth in Section 3.1.

“Records” shall have the meaning set forth in Section 2.1(d).

“Restricted Assets” shall mean any oil, gas or mineral leases, leasehold estates, operating rights or other rights authorizing the owner thereof to explore or drill for and produce Hydrocarbons or other minerals, or royalties, overriding royalty interests or other non-cost bearing interests in Hydrocarbons.

“Retained Obligations” shall mean any Liabilities, including all Liabilities under Environmental Laws relating to Hazardous Substances, arising from any Excluded Assets but only to the extent such Liabilities arise from the operations of Gastar or arise from any event or condition during Gastar’s ownership period with respect to the pertinent Excluded Asset.

“Specified Leases” shall mean all Hydrocarbon leases described on Exhibit G.

“Specified Representations” shall mean the representations and warranties in Sections 4.1, 4.2, 5.1, 5.2, 5.13, 5.14 and 5.15.

“Specified Wells” shall mean all the oil and gas wells listed on Exhibit H.

“Taxes” shall mean any taxes, assessments and other governmental charges imposed by any Governmental Authority, including net income, gross income, profits, gross receipts, license, employment, stamp, occupation, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, environmental (including taxes under Code Section 59A), customs, duties, capital stock, franchise, excise, withholding, social security (or similar), unemployment, disability, payroll, fuel, excess profits, windfall profit, production, severance, estimated or other tax, including any interest, penalty or addition thereto, whether disputed or not, and any expenses incurred in connection with the determination, settlement or litigation of the Tax liability.

“Taxing Authority” shall mean, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Third Party” shall mean any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Party Claim” shall have the meaning set forth in Section 12.8(b).

“Title Arbitrator” shall have the meaning set forth in Section 11.2(l).

“Title Benefit” shall mean, with respect to the Leases located within each section set forth in Exhibit A-1, any right, circumstance or condition that operates to increase the Net Acres of Gastar above that shown for such section in Exhibit A-1.

“Title Benefit Amount” shall have the meaning set forth in Section 11.2(i).

“Title Benefit Notice” shall have the meaning set forth in Section 11.2(b).

“Title Benefit Property” shall have the meaning set forth in Section 11.2(b).

“Title Claim Date” shall have the meaning set forth in Section 11.2(a).

“Title Deductible” shall mean $1,500,000.

“Title Defect” shall mean any Encumbrance, irregularity, defect or other matter that causes Gastar not to have Defensible Title in and to the Leases located within the sections set forth in Exhibit A-1 as of the date of this Agreement, without duplication; provided that the following shall not be considered Title Defects:

(a) defects arising out of lack of corporate or other entity authorization unless Newfield provides affirmative evidence that such corporate or other entity action was not authorized and results in another Person’s superior claim of title to the relevant Asset;

(b) defects based on a gap in Gastar’s chain of title in the applicable federal, state or county records, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain which documents shall be included in a Title Defect Notice;

(c) defects based upon the failure to record any Leases issued by any state or federal Governmental Authority or any assignments of interests in such Leases in the real property, conveyance or other records of the county in which the Assets are located;

(d) defects based on the failure to recite marital status in a document or omission of successors or heirship or estate proceedings;

(e) any Encumbrance or loss of title resulting from Gastar’s conduct of business in compliance with this Agreement;

(f) subject to Gastar’s material compliance with Section 11.3, defects based upon the exercise of any Preferential Purchase Rights or failure to obtain any Consents;

(g) defects arising from any prior oil and gas lease relating to the lands covered by a Lease not being surrendered of record, unless Newfield provides affirmative evidence that such prior oil and gas lease is still in effect and results in another Person’s reasonably probable superior claim of title to the relevant Lease;

(h) defects that affect only which Person has the right to receive royalty payments under a Lease (rather than the amount or the proper payment of such royalty payment);

(i) defects based solely on: (i) lack of information in Gastar’s files; (ii) references to an unrecorded document(s) to which neither Gastar nor any Affiliate is a party, if such document is dated earlier than January 1, 1960 and is not in Gastar’s files; or (iii) Tax assessment, Tax payment or similar records (or the absence of such activities or records);

(j) the expiration of the primary term of a Lease which would occur on or after October 5, 2013;

(k) defects arising out of lack of survey, unless a survey is expressly required by applicable Laws; and

“Title Defect Amount” shall have the meaning set forth in Section 11.2(g).

“Title Defect Notice” shall have the meaning set forth in Section 11.2(a).

“Title Defect Property” shall have the meaning set forth in Section 11.2(a).

“Transaction Documents” shall mean those documents executed pursuant to or in connection with this Agreement.

“Treasury Regulations” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.

“Unknown AMI Agreements” means an Applicable Contract that includes an area of mutual interest or similar obligation (including any obligation to assign production, revenue or royalty interests) wherein the geographic scope covered by or subject to such obligation consists of at least nine (9) square miles, provided that such Applicable Contract is not filed of record as of the Execution Date or otherwise disclosed to Newfield as of the Execution Date.

“Units” shall have the meaning set forth in Section 2.1(b).

“Working Interest” shall mean, with respect to any Lease (subject to the depth restrictions set forth on Exhibit A for such Lease), the interest in and to such leasehold that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such leasehold, but without regard to the effect of any Burdens.